SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

PetSmart, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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19601 North 27th Avenue
Phoenix, Arizona 85027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2014

TO THE STOCKHOLDERS OF PETSMART, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PetSmart, Inc., a Delaware corporation, will be held on Wednesday, June 18, 2014, at 1:30 p.m. local time, at the Four Seasons Hotel Chicago, 120 E. Delaware Place, Chicago, IL 60611, for the following purposes:

1.	To elect the ten Directors nominated by the Board of Directors to hold office until the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2014 fiscal year ending February 1, 2015;

3.	To hold an advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 25, 2014, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

     We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the Annual Meeting may vote in person even if you have already voted via the telephone or over the Internet or returned a proxy card or voting instruction card. Please see the accompanying Proxy Statement for further instructions.

By Order of the Board of Directors

Paulette R. Dodson Senior Vice President, General Counsel & Secretary

May 8, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2014: The Notice and Proxy Statement, our Annual Report on Form 10-K, and Letter to Stockholders are available at www.petm.com, in the section titled “Annual Meeting.”

________________________________

19601 North 27th Avenue
Phoenix, Arizona 85027

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 18, 2014

     QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	Why did I receive a notice regarding the availability of proxy materials on the Internet?

	A:	Our Board of Directors is soliciting proxies for our 2014 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or Notice, to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 8, 2014 to most of our stockholders of record and beneficial owners entitled to vote at the 2014 Annual Meeting of Stockholders. We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. This Proxy Statement and form of proxy are first being made available to stockholders on or about May 8, 2014.

2.	Q:	Date, Time and Place — When and where is the Annual Meeting?

	A:	The Annual Meeting of Stockholders will be held on Wednesday, June 18, 2014, at 1:30 p.m. local time, at the Four Seasons Hotel Chicago, 120 E. Delaware Place, Chicago, IL 60611. For directions to the Annual Meeting (where you will be able to vote in person), please go to www.fourseasons.com/chicagofs or contact the Four Seasons Hotel Chicago at (312) 280-8800.

3.	Q:	Purpose — What is the purpose of the Annual Meeting?

	A:	At our Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting on the cover page of this Proxy Statement. Following the Annual Meeting management will respond, if applicable, to questions from stockholders.

4.	Q:	What are the Board’s voting recommendations?

	A:	The Board recommends that you vote your shares:

  “FOR” each of the nominees to the Board (Proposal No. 1)

  “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2)

  “FOR,” on an advisory (non-binding) basis, approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal No. 3).

5.	Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?

	A:	You will be admitted to the Annual Meeting if you were a PetSmart stockholder or joint holder as of the close of business on April 25, 2014, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as your account statement reflecting ownership as of April 25, 2014, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person, a maximum of two representatives per such stockholder will be admitted to the Annual Meeting. Such representatives must comply with the procedures outlined above and must also present valid evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures.

6.	Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one Notice or set of proxy materials?

	A:	If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices and proxy materials to ensure that all of your shares are voted. Please also see “Electronic Distribution and Householding—How can I receive my proxy materials electronically? How can I choose to receive only one set of proxy materials per household?” below.

7.	Q:	Electronic Distribution and Householding — How can I receive my proxy materials electronically? How can I choose to receive only one set of proxy materials per household?

	A:	We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. To enroll for electronic delivery, you may also visit www.petm.com and click on the link “Reduce Paper.”

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for PetSmart. Beneficial Owners (as defined in the response to Question 8) can request information about householding from their banks, brokers or other holders of record. Through householding, Record Holders (as defined in the response to Question 8) who have the same address and last name will receive only one copy of our Notice or proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Upon request, the company will promptly deliver separate copies of our Notice or proxy materials to a stockholder at a shared address to which single copies of the documents were delivered.

If you are eligible for householding but you and other stockholders of record with whom you share an address currently receive multiple Notices or other proxy materials, or if you hold stock in more than one account and wish to receive only a single copy of the Notice or proxy materials for your household, please contact Broadridge Householding Department in writing at 51 Mercedes Way, Edgewood, New York 11717, or by telephone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or other proxy materials, please notify your broker if you are a Beneficial Owner. Record Holders may also send their written requests to PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027, Attention: Corporate Secretary, or contact us by telephone at (623) 587-2038.

8.	Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus as a Beneficial Owner?

	A:	Most PetSmart stockholders hold their shares through a broker or other nominee (known as beneficial ownership) rather than directly in their own name (known as record ownership or being a stockholder of record or record holder). There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, Wells Fargo Shareowner Services, you are considered the stockholder of record, or Record Holder, with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PetSmart or to vote in person at the Annual Meeting. You may request a proxy card, or we may elect to deliver one to you at a later time.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, or the Beneficial Owner, and the Notice is being forwarded to you automatically, along with voting instructions, from your broker, trustee, or other nominee. As a Beneficial Owner, you have the right to direct your broker, trustee, or other nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee, or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee, or other nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker or other nominee, your broker or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, or NYSE, on which your broker or other nominee may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker or other nominee instructions, the shares may not be voted by your broker or other nominee and will be treated as broker non-votes.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “discretionary” item over which your broker or other nominee has discretion to vote your shares if your broker or other nominee does not receive voting instructions from you. However, your broker or other nominee may not vote your shares on the election of directors or the advisory resolution to approve the compensation of our named executive officers without your voting instructions on those proposals because such proposals are considered “non-discretionary.” Accordingly, without your voting instructions on those proposals, a broker non-vote will occur.

Please see the description of the proposals in the Proxy Statement below for the vote required to approve each proposal, as well as the treatment of abstentions and broker non-votes.

9.	Q:	Voting — Who can vote and how do I vote?

	A:	Only holders of our common stock at the close of business on April 25, 2014 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 25, 2014, we had outstanding and entitled to vote 99,187,775 shares of common stock. Each holder of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have four options for submitting their votes:

  via the Internet—The website address for Internet voting can be accessed through www.proxyvote.com. You will need to use the control number appearing on your proxy card or voting instruction card. You can use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day. If you vote by Internet, you do NOT need to vote by telephone or by mail.

  by telephone—You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction card. You will need to use the control number appearing on your proxy card or voting instruction card. In order to cast your vote telephonically, you may transmit your voting instructions from any touch tone telephone until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote by Internet or by mail.

  by mail—You can vote by mail by completing, signing, and dating a proxy card (which you may request or which we may elect to deliver at a later time) or the voting instruction card and returning it in the prepaid return envelope. If you vote by returning a proxy card or voting instruction card, you do NOT need to vote by Internet or by telephone.

If you are a Record Holder and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a Beneficial Owner and you return your signed voting instruction card but do not indicate your voting preferences, please see “Record Holders and Beneficial Owners - What is the difference between holding shares as a Record Holder versus as a Beneficial Owner?” above regarding whether your broker, trustee or other nominee may vote your uninstructed shares on a particular proposal.

  in person at the Annual Meeting with a proxy card/legal proxy. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend.

If you have Internet access, we encourage you to record your vote on the Internet at www.proxyvote.com. It is convenient for you and it saves PetSmart significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the date of our Annual Meeting, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the Notice or the proxy card that you may request, or that we may deliver at a later time, or, if applicable, the e-mail you received for electronic delivery of this Proxy Statement or the voting instruction card you received from your broker or other nominee if your shares are held of record by a broker, bank, or other nominee. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if you are a Beneficial Owner and you wish to vote at the Annual Meeting, you must obtain a legal proxy issued in your name from the broker, or other nominee that holds your shares.

PetSmart is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

10.	Q:	Revocation of Proxy — May I change my vote after I submit my proxy?

	A:	Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by: the timely delivery of a valid, later-dated proxy, a timely, later-dated vote by telephone, or a timely, later-dated vote via the Internet; providing timely written notice of revocation to our Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027; or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you are not a Record Holder, please contact your broker or other nominee for instructions on how to submit new voting instructions.

11.	Q:	Quorum — What constitutes a quorum?

	A:	Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on April 25, 2014, will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 25, 2014, 99,187,775 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least more than 49,593,889 votes will be required to establish a quorum. Proxies received but marked as abstentions, as well as broker non-votes, will be included in the calculation of the number of shares considered to be present for purposes of determining a quorum.

12.	Q:	Voting Results — Where can I find the voting results of the Annual Meeting?

	A:	We intend to announce preliminary voting results at the Annual Meeting and in the Annual Meeting section of the PetSmart website located at www.petm.com. We will also report the final results in a Current Report on Form 8-K to be filed with the SEC promptly following the meeting.

13.	Q:	Solicitation — Who will pay the costs of soliciting these proxies?

	A:	PetSmart will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, the Notice, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our Directors, officers or other employees. No additional compensation will be paid to our Directors, officers or other regular employees for such services.

14.	Q:	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

	A:	Other than the three proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, either of the persons named as the proxy holder, Greg Josefowicz, our Non-executive Chairman of the Board, or Paulette Dodson, our Senior Vice President and General Counsel, acting individually, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, either person named as the proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

15.	Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting, or to nominate individuals to serve as Directors?

	A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, a stockholder proposal for inclusion in our Proxy Statement and proxy card for our 2015 Annual Meeting of Stockholders must be received at our principal executive office by January 8, 2015. Under our Bylaws, stockholders who wish to bring other matters or propose Director nominees at our 2015 Annual Meeting of Stockholders must provide specified information to us by January 8, 2015. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. PetSmart’s Bylaws may be found in the Corporate Governance section of the PetSmart website located at www.petm.com. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027.

16.	Q:	Nomination of Directors — How do I recommend a proposed Director nominee to the Board of Directors for consideration?

	A:	You may recommend Director nominees for consideration by the Board of Directors’ Corporate Governance and Nominating Committee. Any such recommendation should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive office set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence. The section titled “Corporate Governance – Nomination Process – Qualifications and Diversity” below provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a Director for election at future Annual Meetings.

CORPORATE GOVERNANCE

     Over the course of PetSmart’s history, the Board of Directors has developed corporate governance practices consistent with its duties of good faith, due care and loyalty to help it fulfill its responsibilities to our stockholders.

Board of Directors Meetings and Committees

     During the fiscal year ended February 2, 2014, the Board of Directors held six meetings. The independent Directors met in executive session without any management present at each regularly scheduled Board of Directors meeting. Mr. Gregory Josefowicz was our Lead Director from 2006 through June 2013, and in June 2013 he assumed the role of Non-executive Chairman of the Board. Mr. Josefowicz typically presides over the executive sessions of the Board. The Board of Directors has an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee. During fiscal year 2013, all Directors attended at least 75% of the aggregate meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a Director or committee member, respectively. Directors are invited and expected to attend the Annual Meeting, and all Directors attended the 2013 Annual Meeting.

     Committee Composition: The following table provides the composition of each of our committees as of April 1, 2014:

		Corporate Governance and	Compensation
Director	Audit Committee (1)	Nominating Committee	Committee (2)
Angel Cabrera		✓	✓
Rita V. Foley	✓	✓
Rakesh Gangwal	✓
Joseph S. Hardin, Jr.		✓	✓
Gregory P. Josefowicz
Richard K. Lochridge	✓
Barbara Munder		✓
Elizabeth A. Nickels	✓
Thomas G. Stemberg			✓
____________________

(1)	Additional information regarding the Audit Committee can be found starting on page 19.

(2)	Additional information regarding the Compensation Committee can be found starting on page 23.

Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee acts under a written charter that was approved by the Board of Directors. In addition, the Corporate Governance and Nominating Committee adopted Corporate Governance Guidelines documenting many of the PetSmart governance practices. The Corporate Governance and Nominating Committee Charter and Corporate Governance Guidelines are available in the Corporate Governance section of the PetSmart website located at www.petm.com. The Corporate Governance and Nominating Committee assists the Board of Directors with such duties as fulfilling its responsibility for oversight of corporate governance practices, Board of Directors and committee composition and governance, reviewing and evaluating the performance of the Board, succession planning, and the nomination process for PetSmart Directors. As of April 1, 2014, the Corporate Governance and Nominating Committee was comprised of the following Directors: Mses. Munder and Foley, and Messrs. Cabrera and Hardin. In fiscal year 2013, Mr. Josefowicz served as Committee Chair until June 2013, at which time Ms. Munder assumed that role in light of Mr. Josefowicz’s appointment as Non-executive Chairman of the Board. All members of our Corporate Governance and Nominating Committee are independent, as independence is defined in Rule 5605(a)(2) of the listing standards of The NASDAQ Stock Market LLC. The Corporate Governance and Nominating Committee met seven times during fiscal year 2013.

Corporate Governance Philosophy

     With a view to enhancing long-term stockholder value, PetSmart is committed to having sound corporate governance practices. The culture at PetSmart demands integrity. The Board of Directors and management recognize that long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including associates, customers, suppliers, government officials and the public at large. Directors, in performing their duties, are expected to promote the best interests of stockholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable laws and regulations, and the maintenance of accounting, financial, disclosure and other controls. In all actions taken by the Board of Directors, the Directors are expected to exercise reasonable business judgment to make decisions they believe in good faith to be in the best interests of PetSmart.

Independence

     Board member independence is an essential element of PetSmart corporate governance. The Board of Directors has determined that each of the current non-employee Directors is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to PetSmart. David Lenhardt, our current President and Chief Executive Officer, is the only member of the Board of Directors who is not independent, as independence is defined in Rule 5605(a)(2) of the listing standards of The NASDAQ Stock Market LLC, due to his current position and responsibilities with the company. Each member of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee meets the applicable rules and regulations regarding “independence.”

Board Leadership Structure

     In conjunction with certain management changes, the Board split the roles of Chief Executive Officer and Chairman of the Board in June 2013 and appointed Gregory Josefowicz, an independent Director, to serve as its Non-executive Chairman of the Board, with David Lenhardt serving as President and Chief Executive Officer. In that capacity, Mr. Josefowicz presides at all meetings of the Board, including all executive sessions of the independent Directors, and takes primary responsibility for shaping Board agendas and Board schedules in collaboration with the Chief Executive Officer to ensure the Board receives the information and resources needed to fulfill its primary responsibilities. As independent, Non-executive Chairman of the Board, Mr. Josefowicz also fulfills certain roles otherwise reserved to the Board’s Lead Director (a position that is filled when the company’s Chief Executive Officer serves as Chairman of the Board), including responsibility for communicating concerns and views of the Board and individual directors to the Chief Executive Officer, optimizing Board performance through regular feedback that ensures diverse viewpoints of all Directors are heard, creating a climate of constructive candor in which frank and thoughtful discussion occurs, and consulting with individual directors and the Corporate Governance and Nominating Committee concerning committee membership and chairs. Mr. Josefowicz also provides feedback to individual Directors following the formal evaluation of the Board and its committees conducted by the Corporate Governance and Nominating Committee and, together with the Chairs of that Committee and the Compensation Committee, administers a formal evaluation of the Chief Executive Officer, taking into account the annual review of the Chief Executive Officer’s performance by the independent Directors, led by the Corporate Governance and Nominating Committee. The Corporate Governance Committee memorialized the responsibilities and qualifications of the Non-executive Chairman of the Board and the Lead Director in the company’s Corporate Governance Guidelines and a “Lead Director Charter” as part of the Board’s ongoing pursuit of corporate governance best practices. Both of these documents can be found in the Corporate Governance section of PetSmart’s website at www.petm.com.

     The Board believes its leadership structure is appropriate for PetSmart at this time. Through the role of the Non-executive Chairman of the Board, the independence of the Corporate Governance and Nominating, Audit, and Compensation Committees, and the regular use of executive sessions of the independent Directors, the Board is able to maintain independent oversight of our business strategies and activities. In addition, the leadership role of the Non-executive Chairman of the Board during regular executive sessions ensures full and free discussions by the independent Directors outside the presence of management while providing a channel for direct communication between the Board and Chief Executive Officer. In his role as President and Chief Executive Officer, Mr. Lenhardt brings extensive experience and familiarity with the company to bear as he works with the Board in developing and implementing company strategy while also providing strong executive leadership in managing the company’s operations and financial results.

Corporate Governance and Nominating Committee Charter

     The Corporate Governance and Nominating Committee Charter identifies the roles and responsibilities of the Corporate Governance and Nominating Committee, such as:

  advising the Board regarding appropriate corporate governance practices (such as those embodied in the Corporate Governance Guidelines) and reviewing the charters of each of the Board committees;

  reviewing the succession planning practices and procedures of PetSmart;

  providing the Board of Directors with a recommendation relating to the succession of the Chief Executive Officer in the event his employment terminates for any reason;

  evaluating the overall effectiveness of the organization of the Board of Directors and the performance of the Board of Directors and each of its members;

  leading the independent Directors in an annual review of the performance of the Chief Executive Officer;

  reviewing the skills and characteristics required for the Board of Directors with the skills and characteristics actually represented through individuals on the Board of Directors;

  developing lists of desirable Director candidates;

  reviewing and recommending the slate of Director nominees for election; and

  reviewing and recommending for approval by the Board of Directors individuals to fill the position of Non-executive Chairman of the Board or Lead Director, as applicable, as well as committee chairs and committee members.

Nomination Process — Qualifications and Diversity

     The Corporate Governance and Nominating Committee is responsible for reviewing the appropriate skills and characteristics required of Directors in the context of prevailing business conditions and, in its nominating committee capacity, for making recommendations regarding the size and composition of the Board of Directors. The objective of the Corporate Governance and Nominating Committee is to create and sustain a Board of Directors that brings to PetSmart diverse perspectives and skills derived from a variety of high-quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board of Directors representing diverse experience at policy-making levels in business, government, education, technology, and in other areas that are relevant to PetSmart’s business activities. Therefore, although we have no formal separate written policy regarding diversity, diversity, considered broadly, is an important criterion considered by the Board in the selection and nomination of candidates for Director. In addition, Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time.

     These principles are set forth in our Corporate Governance Guidelines and are utilized by the Corporate Governance and Nominating Committee when reviewing current Board membership and potential nominees. On an annual basis, the Corporate Governance and Nominating Committee conducts an evaluation of Board and Director performance and can make specific recommendations concerning appropriate changes or additions. The Committee also annually reviews the skill sets, characteristics, industry backgrounds and professional experience actually represented on the Board and compares that with the desired characteristics derived from the evaluation process. When determining when or whether to add or replace a Director, the Committee considers each of these factors, as well as current Board size and other appropriate considerations.

     We will consider all stockholder recommendations for candidates for the Board of Directors. Any recommendation should be sent to the Corporate Secretary at our principal executive office at 19601 North 27th Avenue, Phoenix, Arizona 85027. The Corporate Governance Guidelines, which are available in the Corporate Governance section of the PetSmart website located at www.petm.com, specify various qualifications and qualities required for Directors. In addition, further details about the nomination process may be found above in the question entitled “Nomination of Directors – How do I recommend a proposed Director nominee to the Board of Directors for consideration?”

     We also consider potential candidates recommended by current Directors, officers, employees and others. We also may retain the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill or background. The Corporate Governance and Nominating Committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to the potential candidate. The Corporate Governance and Nominating Committee, while considering the current composition of the Board of Directors, determines whether the candidate meets our minimum qualifications (as set forth above) and specific qualities and skills for Directors, and whether additional information necessary. Prior to completing this evaluation, the Committee conducts face-to-face interviews between members of the Corporate Governance and Nominating Committee and the qualified candidates, and then makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation of the Corporate Governance and Nominating Committee.

     To date, we have not received a timely Director nominee from a stockholder or stockholders holding more than 5% of our common stock.

Annual Board and Committee Evaluation

     On an annual basis the Corporate Governance and Nominating Committee conducts an evaluation of the Board as a whole, of each Director individually, and of each committee. The Non-executive Chairman of the Board provides feedback to individual Directors following this evaluation. Each Director is separately polled and asked to evaluate the Board and its committees in the following areas:

  composition of the Board and its committees, including Board and committee size and skills and experience of Directors;

  oversight and review, including flow of information, evaluation of risk, and setting of strategic initiatives;

  operation of the Board, including frequency, and duration of meetings and an assessment of the level of participation and communication at meetings;

  operation of committees, including appropriate delegation of functions and reports to full Board; and

  succession planning and executive officer development.

Succession Planning and CEO Evaluation

     On an annual basis the Corporate Governance and Nominating Committee reviews our succession planning with respect to our Chief Executive Officer, other executive officers and certain other members of senior management. During this review, the Corporate Governance and Nominating Committee strives to ensure that we have the appropriate talent development and recruitment plans necessary to execute on our strategic vision and build stockholder value.

     With respect to our Chief Executive Officer, each independent Director is asked to evaluate the Chief Executive Officer’s performance in several critical areas the Corporate Governance and Nominating Committee and Board believe are directly linked to the success of PetSmart, including the following:

  the skills in leading the company with a sense of direction and purpose that is well understood, widely supported, consistently applied and effectively implemented;

  the development of long-term strategic objectives that meet the expectations of stockholders, customers, employees and other corporate stakeholders;

  success in establishing and achieving appropriate financial goals and maintaining necessary systems and controls to protect PetSmart’s assets;

  attraction, development, and motivation of an effective management team;

  communication with our stockholders, communities and stakeholders in a manner that effectively advances PetSmart’s strategic objectives and purpose; and

  relationship with the Board.

Our Chief Executive Officer also evaluates his performance in these areas and the independent Directors meet annually in executive session to consider and discuss the individual evaluations, together with objective data concerning PetSmart’s performance. The Non-executive Chairman of the Board then discusses the results of the evaluation process with our Chief Executive Officer.

Code of Ethics and Integrity

     All PetSmart associates must act ethically at all times and in accordance with the policies included in the PetSmart Code of Ethics and Integrity. We demand full compliance with the policies and all designated associates, including our Chief Executive Officer, Chief Financial Officer, and such other individuals performing similar positions have signed a certificate acknowledging that they have read, understood, and will continue to comply with the policies. PetSmart includes the Code of Ethics and Integrity in new hire materials, has implemented computer-based training on the policies, and periodically requires appropriate associates to recertify as to their understanding of and compliance with the policies. The Code is published and any amendments thereto or waivers thereof will be published in the Corporate Governance section of the PetSmart website located at www.petm.com.

Disclosure and Ethics Committee

     We have a Disclosure and Ethics Committee comprised of our Chief Executive Officer, Chief Financial Officer, and certain other executives. The Disclosure and Ethics Committee meets each quarter as is appropriate to consider the matters assigned to it and is responsible for: (i) reviewing and presenting to the Audit Committee related-person transactions, if any, that are required to be disclosed in our periodic reports; and (ii) maintaining sufficient procedures to provide reasonable assurance that PetSmart is able to collect, process and disclose within the time periods specified in applicable SEC rules and forms, the information, including non-financial information and certifications, required to be disclosed in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. The Disclosure and Ethics Committee evaluates the effectiveness of PetSmart’s disclosure controls and procedures on a regular basis, will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations.

     We also have an Ethics and Integrity Steering Committee comprised of our Chief Executive Officer, Chief Financial Officer, General Counsel and other senior executives. This committee provides management oversight of our compliance and integrity program, including our Code of Ethics and Integrity.

Officer and Director Stock Ownership Guidelines

     The Board believes that our officers and Directors should have a meaningful ownership stake in PetSmart to underscore the clear linkage of officer, Director and stockholder interests and to encourage a long-term perspective in managing PetSmart. Therefore, the Board of Directors adopted formal stock ownership requirements for the following Directors and officers:

Minimum Ownership Requirements
Position	(Dollar Value of Shares)
Directors	5 x Annual Retainer
Chief Executive Officer	6 x Base Salary
Chief Operating Officer	4 x Base Salary
Executive Vice Presidents	2 x Base Salary
Senior Vice Presidents	1 x Base Salary

     Newly elected Directors have three years and officers have the later of five years after first appointment or three years from March 2014 (the date of the last amendment to this policy) to meet the stock ownership requirements. Directors and officers who do not satisfy the ownership guidelines by the end of the applicable period must retain at least 50% of all net shares delivered from the company’s equity incentive plan (including options, restricted stock and performance share units, as applicable) until the requirement is met. Independent Directors must retain ownership of at least 50% of the shares they individually acquire (including both those awarded by PetSmart as an equity grant and those purchased on the open market) during their service as a Director until the expiration of six months following their departure from the Board of Directors. These Officer and Director Stock Ownership Guidelines are subject to modification from time to time.

Stockholder Communication

     Stockholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027. Our Corporate Governance Guidelines set forth the process for handling letters received by PetSmart and addressed to the Board of Directors. Under that process, the General Counsel/Corporate Secretary of PetSmart is responsible for reviewing, summarizing or sending a copy to the Board of Directors, the Non-executive Chairman of the Board, or committee chairperson, whichever is applicable, of any correspondence that deals with the functions of the Board of Directors or committees, ethical issues, or general matters that would be of interest to the Board of Directors. Directors may at any time review a log of all relevant correspondence received by PetSmart that is addressed to non-employee members of the Board of Directors and obtain copies of any such correspondence. Stockholder communications relating to accounting, internal controls or auditing matters are immediately brought to the attention of the PetSmart Disclosure and Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Board’s Role in Risk Oversight

     Risk assessment and oversight are an integral part of PetSmart’s governance and management processes. The Board encourages management to promote a culture that incorporates risk management into PetSmart’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing PetSmart. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies. In addition, risk identification, assessment and oversight forms part of the annual discussions led by the Chief Executive Officer and other senior team members at a specific strategic planning meeting of the Board dedicated to this purpose. The full Board also receives annually from management an Enterprise Risk Assessment designed to identify the most significant business risks facing PetSmart, and the steps taken by management to mitigate or eliminate such risks, and the Audit Committee and Board receive regular reports concerning PetSmart’s compliance assessments, training, initiatives, and performance from the company’s Ethics and Integrity Steering Committee.

     PetSmart’s internal audit group further assists management in examining and evaluating our critical business processes and controls, and assessing their adequacy and effectiveness. These processes and controls are designed to ensure our compliance with established operating procedures, laws, regulations, generally accepted accounting principles, and appropriate ethical standards. Internal audit works with management to identify and assign a risk classification to every key business process in PetSmart, which is then used to design and develop an annual internal audit plan. The Audit Committee reviews the risk assessment methodology and rating results and approves the final audit plan. The Audit Committee also regularly receives a summary of all completed audits and a progress report on the overall audit plan, with explanations for any significant deviations from the plan. In consultation with the independent registered public accountants, the internal audit department and management, the Audit Committee also reviews periodically the adequacy of our internal control structure, compliance procedures and internal audit budget and staffing needs. Following each Audit Committee meeting, the Chairman of the Audit Committee reports on the activities of the Committee to the full Board. Finally, the Board believes that its role in risk oversight did not impact its leadership structure.

Risk Considerations in Compensation Program

     The Board does not believe PetSmart’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on PetSmart for the following reasons:

  We set a threshold for earnings attainment below which no bonus payment can be made.

  We target our fixed pay to the market median as defined in our compensation philosophy. Variable pay is used to drive short- and long-term performance. For achieving short-term goals, including positive earnings, a cash bonus is awarded.

  Short-term bonus amounts are capped to avoid windfall payouts and are based on multiple performance measures. Long-term performance is rewarded through grants of stock options and performance share units with three-year performance periods, and maximum value is therefore achieved only if our stock price increases over time.

  We adopted a clawback policy applicable to our executive officers that allows the Board to reduce, cancel, recoup or require the forfeiture of all or a portion of executive officer compensation upon the occurrence of specified events.

  The stock ownership guidelines we have in place further align our senior executives’ interests with those of our stockholders because it ties a portion of their personal investments to PetSmart stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

     Directors are elected for a one-year term expiring at the next annual meeting, subject to the election and qualification of their successors or the earlier of their death, resignation or removal. A Director appointed by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve until the next Annual Meeting of Stockholders and until that Director’s successor is elected and qualified.

     Our Bylaws provide for a majority voting standard for the election of Directors in uncontested elections. The election of Directors pursuant to this proposal constitutes an uncontested election. A Director in an uncontested election must receive the affirmative vote of a majority of the votes cast with respect to such Director. A “majority of the votes cast” means that the number of votes cast “for” the Director exceeds the number of votes cast “against” the Director, with stockholders given the ability to cast votes “for” or “against” a Director or to “abstain” from such a vote. Abstentions and broker non-votes will have no effect on the election of Directors since only votes cast “for” or “against” a Director will be counted. Plurality voting, under which the nominees who receive the greatest number of “for” votes will be elected as Directors, will still apply in contested elections where there are more nominees than the number of Directors to be elected. Shares represented by submitted proxies will be voted for the election of each of the nominees named below unless you vote “against” or “abstain” from voting with respect to any or all of the nominees. In the event any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Directors may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

     Under the laws of Delaware, PetSmart’s state of incorporation, if an incumbent Director is not elected, that Director continues to serve as a “holdover Director” until the Director’s successor is duly elected and qualified, even if there are more votes cast “against” than “for” the Director. As a result, the Board of Directors has also adopted a practice that requires incumbent Directors that are nominees for election to tender, in advance of the Annual Meeting, irrevocable resignations that will be effective upon (i) the failure of such Director to receive a majority of the votes cast at the Annual Meeting, and (ii) acceptance of such resignation by the Board of Directors. If an incumbent Director does not receive the required vote for election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors.

     The Board of Directors is presently composed of 10 members, nine of which our Board of Directors has determined are independent. There are presently no vacancies. Upon the recommendation of the Corporate Governance and Nominating Committee, each of the incumbent Directors has been nominated by the Board to stand for re-election. If elected at the Annual Meeting, each nominated Director would serve until the 2015 Annual Meeting of Stockholders, and until their successor is elected and qualified, or until their death, resignation, or removal. Ms. Nickels was initially recommended as a nominee for Director by the Corporate Governance and Nominating Committee. That committee identified Ms. Nickels as a nominee following a search process that included consideration of candidates identified by the incumbent directors and use of a third-party search firm.

     The Corporate Governance and Nominating Committee strives to create and sustain a Board of Directors that brings to PetSmart diverse perspectives and skills derived from high-quality business and professional experience. The information presented below summarizes each nominee’s specific experience, qualifications, attributes, and skills that led the Board to the conclusion he or she should serve as a Director. The nominees are all current Directors, the Board believes each nominee has a reputation for integrity, honesty and adherence to high ethical standards and each has demonstrated sound judgment and a commitment of service to PetSmart.

     The Board of Directors believes that each nominee contributes significantly to PetSmart and recommends a vote in favor of each nominee listed below.

  Dr. Angel Cabrera has been a member of the Board since December 2010. As the former president of the Thunderbird School of Global Management and current president of George Mason University, he is a world-renowned global leader and management educator whose work and expertise has been recognized by top international organizations. Dr. Cabrera brings extensive management leadership skills, international business experience and knowledge, and an exceptional background in developing and implementing strategic growth and management models for both domestic and global business organizations that will enhance the development of our growth and expansion strategies.

  Ms. Rita V. Foley has been a member of the Board since June 2004. Ms. Foley brings the unique perspective of a senior executive in the packaging and branding industries with extensive experience in operations, information technology, sales and marketing to bear in advising PetSmart as we seek to enhance the shopping experience for our pet parents.

  Mr. Rakesh Gangwal has been a member of the Board since December 2005. Mr. Gangwal’s background in corporate strategy, operations, technology management and finance provides valuable insights to the Board as we continue to enhance our system technology to support our growth and expand our service offerings and physical presence in North America. Mr. Gangwal has been designated an audit committee financial expert as defined in applicable SEC rules.

  Mr. Joseph S. Hardin, Jr. has been a member of the Board since September 2005. Mr. Hardin has extensive experience in the customer service industry as the former President and Chief Executive Officer of Kinko’s, Inc. Mr. Hardin also brings his significant operational experience at Wal-Mart Stores, Inc. and SAM’s Club to bear as we continue to grow our operations, set strategy and bring new services to our pet parents that differentiate us from our competitors.

  Mr. Gregory P. Josefowicz has been a member of the Board since 2004 and is currently our Non-executive Chairman of the Board. Mr. Josefowicz brings extensive experience in brand development and retail operations and growth, which allows him to contribute valuable and unique perspectives as we continue to refine our brand awareness, leverage additional communication channels to reach customers and expand into new markets.

  Mr. David K. Lenhardt has been a member of the Board since June 2013 and is our President and Chief Executive Officer. Mr. Lenhardt has held a number of executive positions since joining the company in 2000, including Senior Vice President of Services, Strategic Planning and Business Development; Senior Vice President, Store Operations and Services; Senior Vice President, Store Operations and Human Resources; Executive Vice President, Store Operations, Human Resources and Information Systems; and President and Chief Operating Officer, a position he held from January 2012 through June 2013. As our current Chief Executive Officer, Mr. Lenhardt has crafted and led a clear strategy for PetSmart that has produced strong results, and he brings to the Board a deep and broad understanding of the company and a clear vision for the future.

  Mr. Richard K. Lochridge has been a member of the Board since 1998. Mr. Lochridge is a senior financial executive well versed in financial and accounting matters as well as operational matters, and provides strong financial oversight leadership to PetSmart. Mr. Lochridge has been designated an audit committee financial expert as defined in applicable SEC rules.

  Ms. Barbara Munder has been a member of the Board since March 1999 and has extensive experience in marketing, communications, strategic development and government affairs. Ms. Munder brings the unique perspective of a senior executive with industry experience in the publishing, communications and electronic commerce arenas to bear as we continue to refine our brand, build relationships with current and new pet parents through electronic media, and identify unique new product and services offerings.

  Ms. Elizabeth A. Nickels has been a member of the Board since November 2013. Ms. Nickels is an experienced financial executive who brings both strong financial management and operations experience gained through her executive leadership roles as President of Herman Miller Healthcare, Chief Financial Officer of Herman Miller, Inc., and Vice President and Chief Financial Officer of Universal Forest Products, Inc.

  Mr. Thomas G. Stemberg has been a member of the Board since 1988. He brings to the Board extensive executive leadership experience as the former Chairman and Chief Executive Officer of Staples, Inc., and unique and current observations and insights gained through his role as managing general partner for Highland Consumer Partners, a venture capital firm. Mr. Stemberg brings this valuable perspective to the Board’s discussions as we develop future strategies.

The Board believes the nominees present a diversified, compelling slate of Directors with the necessary skills and experience to advise PetSmart and drive stockholder value.

Set forth below is biographical information for each nominee for election for a one-year term expiring at the 2015 Annual Meeting:

     Angel Cabrera, age 46, has been a Director of PetSmart since December 2010. Dr. Cabrera has been president of George Mason University in Fairfax, Virginia, since July 2012. From 2004 until June 2012, he was president of the Thunderbird School of Global Management, widely recognized as the leading graduate school of international business. From 1998 to 2004, he was professor and dean at IE Business School (Madrid, Spain), one of Europe’s top business schools. Dr. Cabrera serves on the boards of biotech company Inovio (INO), the Bankinter Foundation for Innovation (Madrid), The Oath Project, the Council for International Exchange of Scholars (administrator of the Fulbright scholars program), and the Northern Virginia Technology Council. He is a member of the Council on Foreign Relations and has been recognized as a H. Crown Fellow by the Aspen Institute and a Young Global Leader by the World Economic forum.

     Rita V. Foley, age 60, has been a Director of PetSmart since June 2004. Prior to her departure in 2006, Ms. Foley served as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics and consumer products industries. From 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco Corporation’s Consumer Packaging Group, and in 2002 became President of the Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation and QAD, Inc. Ms. Foley serves on the board of the Dresser-Rand Group Inc. During the prior five years, Ms. Foley served on the boards of Council of the Americas and Pro Mujer International.

     Rakesh Gangwal, age 60, has been a Director of PetSmart since December 2005. From June 2003 until August 2007, Mr. Gangwal served as Chairman, President and Chief Executive Officer of Worldspan Technologies Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, he was involved in various personal business endeavors, including private equity projects and consulting projects. From 1998 to 2001, he served as Chief Executive Officer and President of US Airways Group, Inc. and US Airways, Inc., and from 1996 to 1998, Mr. Gangwal was the President and Chief Operating Officer of US Airways Group. Mr. Gangwal is the Chair of the Audit Committee and has been designated an audit committee financial expert as defined in applicable SEC rules. In addition, Mr. Gangwal is the co-founder of IndiGo, India’s largest low fare airline. Mr. Gangwal serves on the boards of OfficeMax Incorporated and CarMax, Inc.

     Joseph S. Hardin, Jr., age 69, has been a Director of PetSmart since September 2005. From 1997 until his retirement in 2001, Mr. Hardin was President and Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services. From 1986 to April 1997 he served in several executive positions with increasing responsibility at Wal-Mart Stores, Inc., ultimately serving as its Executive Vice President and as President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores, Inc. Mr. Hardin serves on the board of The WhiteWave Food Company. During the prior five years, Mr. Hardin served on the boards of American Greetings Corporation and Dean Foods Company.

     Gregory P. Josefowicz, age 61, has been a Director of PetSmart since December 2004, served as the Board’s Lead Director from 2006 through June 2013, and has served as Non-executive Chairman of the Board since June 2013. From 1999 until his retirement in 2006, Mr. Josefowicz served as a Director and President and Chief Executive Officer of Borders Group, Inc., an international book and music retailer, and was named Chairman of the Board in 2002. Mr. Josefowicz serves on the boards of Roundy’s, Inc. and United States Cellular Corporation. During the prior five years, Mr. Josefowicz served on the boards of Telephone and Data Systems, Inc. and Winn-Dixie Stores, Inc.

     David K. Lenhardt, age 44, has been a Director of Petsmart since June 2013 and is currently our President and Chief Executive Officer. He joined PetSmart as Senior Vice President of Services, Strategic Planning and Business Development in October 2000. He was appointed Senior Vice President, Store Operations and Services in February 2007 and in February 2009 was appointed Senior Vice President, Store Operations and Human Resources. In January 2011, he was appointed Executive Vice President, Store Operations, Human Resources and Information Systems, and was appointed President and Chief Operating Officer in January 2012. He has been our Chief Executive Officer since June 2013, and was again named President effective April 2014. From 1996 to 2000, he was a manager with Bain & Company, Inc., where he led consulting teams for retail, technology and e-commerce clients. Prior to that, he worked in the corporate finance and Latin American groups of Merrill Lynch & Co., Inc.’s investment banking division.

     Richard K. Lochridge, age 70, has been a Director of PetSmart since June 1998. From 1986 until his retirement in 2010, Mr. Lochridge served as the President of Lochridge & Company, Inc., a management consulting firm he founded. He serves on the boards of Lowe’s Companies, Inc., Dover Corporation, and Knowles Corporation. During the prior five years, Mr. Lochridge served on the board of John H. Harland Company.

     Barbara Munder, age 68, has been a Director of PetSmart since March 1999. Since March 2012, she has been a Senior Advisor to Institutional Investor LLC, an international business-to-business publisher, largely in the international finance, law, tax, energy and transport sectors. Previously she was Executive Director of the Institutional Investor Institute and The Hedge Fund Institutional Forum. She was Chief Operating Officer of Womenfuture LLC, a distance learning company from 2000-2001. From 1976 to 2000, Ms. Munder held various positions with The McGraw-Hill Companies, Inc., including Senior Vice President, New Initiatives, with oversight for corporate-wide electronic commerce; Senior Vice President, Corporate Affairs, with responsibility for branding, marketing, communications, and Washington Affairs; and Vice President and General Manager, Business Week Services with oversight for the media unit’s newsletter, conference and electronic products group. Ms. Munder serves on the board of Sucampo Pharmaceuticals, Inc., Charlotte Russe, a clothing and fashion retailer, and Follett Corporation, a distributor of educational materials and textbooks.

     Elizabeth A. Nickels, age 51, has been a Director of PetSmart since November 2013. Ms. Nickels is the Executive Director of the Herman Miller Foundation. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company, including service as President of Herman Miller Healthcare from August 2007 to May 2012, and as Chief Financial Officer of Herman Miller, Inc. from February 2000 to August 2007. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer. Ms. Nickels serves on the board of Spartan Stores, Inc. (dba SpartanNash Company).

     Thomas G. Stemberg, age 65, has been a Director of PetSmart since April 1988. In March 2007, he became a managing general partner with Highland Consumer Partners, a venture capital firm, and from 2005 to 2007 he served as a venture partner with Highland Capital Partners. From 1988 to 2005, Mr. Stemberg served as Chairman of Staples, Inc., an office supply superstore retailer, and from 1986 until 2002, he also served as Chief Executive Officer of Staples, Inc. Mr. Stemberg serves on the boards of CarMax, Inc., Guitar Center, Inc., and lululemon athletica inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

DIRECTOR COMPENSATION

Retainer

     During calendar year 2013, each independent Director was entitled to receive a quarterly calendar retainer of $17,000. For 2014, the quarterly retainer was increased to $18,750. Mr. Josefowicz, our Lead Director, received an additional quarterly retainer of $12,500 through December 3, 2013. Mr. Josefowicz became Non-executive Chairman of the Board on June 11, 2013 and an additional quarterly Chairman retainer of $31,250 was approved by the Compensation Committee on December 3, 2013. The Corporate Governance and Nominating Committee Chair receives an additional quarterly calendar retainer of $3,750, and the Compensation Committee and Audit Committee Chairs each receives an additional quarterly calendar retainer of $6,250. Independent Directors receive meeting fees of $1,500 per meeting ($1,000 for telephonic) for each committee meeting they attend. Independent Directors receive separate Board meeting fees of $1,500 per meeting ($1,000 for telephonic) only for Board meetings in excess of four each year. Finally, Directors are also eligible for reimbursement for actual expenses incurred in connection with their attendance at Board and committee meetings.

     Each independent Director may elect to receive up to 100% of their quarterly retainer in fully vested shares of our common stock. If this option is elected, the number of shares of common stock provided to each independent Director in lieu of their quarterly calendar cash retainer is determined by dividing the dollar value that they have elected to receive in shares of common stock by the average closing price of our common stock on the five consecutive trading days prior to the week before the last day of each calendar quarter. Independent Directors may also elect to defer up to 100% of their annual cash compensation into our Deferred Compensation Plan.

Restricted Stock Awards

     During calendar year 2013, each independent Director was entitled to receive an annual grant of restricted common stock with a value equal to $105,000, with such shares cliff vesting on the first anniversary of the date of grant. The value of this grant was increased for 2014 to $110,000. The number of shares of restricted common stock granted to each independent Director for the annual grant is determined by dividing the dollar value of the grant by the closing price of our common stock on the date of the grant. Shares subject to these grants are eligible for dividends, if any, that are declared for all stockholders. In 2013, each independent Director received an annual restricted common stock grant of 1,694 shares under our 2011 Equity Incentive Plan, with the exception of Elizabeth Nickels who was not a Director at the time of the annual grant.

     The table below presents compensation earned by each independent Director during fiscal year 2013. Mr. Moran, our former Chairman and Chief Executive Officer, and Mr. David Lenhardt, our current President and Chief Executive Officer, were not eligible for any additional compensation as Directors. The compensation for Messrs. Moran and Lenhardt is discussed under “Executive Compensation”.

Director Compensation

	Fees Earned
	Payable in	Stock	All Other
	Cash	Awards	Compensation
Name	(1)	(2)	(3)	Total
Angel Cabrera	$63,058	$121,809	$2,577	$187,444
Rita V. Foley	58,146	139,090	889	198,125
Philip L. Francis*	49	138,690	280	139,019
Rakesh Gangwal	21,401	173,326	889	195,616
Joseph S. Hardin, Jr.	19,151	173,326	889	193,366
Gregory P. Josefowicz (4)	109,915	139,090	889	249,894
Amin I. Khalifa*	24,058	121,809	280	146,147
Richard K. Lochridge	101,750	104,994	889	207,633
Barbara Munder	22,901	173,326	889	197,116
Elizabeth A. Nickels	33	17,096	—	17,129
Thomas G. Stemberg	68,146	139,090	889	208,125
*	Retired from the Board in June 2013

____________________

(1)	Includes all fees earned and payable in cash for services as a Director in fiscal year 2013, including quarterly retainer fees, committee chair fees, and meeting fees. Quarterly retainer fees may be paid in cash or stock in any proportion elected by each Director. During fiscal year 2013, the independent Directors received the following number of shares of common stock in lieu of the cash portion of their quarterly retainer: Dr. Cabrera – 261 shares; Ms. Foley – 493 shares; Mr. Francis – 523 shares; Mr. Gangwal – 988 shares; Mr. Hardin – 988 shares; Mr. Josefowicz – 493 shares; Mr. Khalifa – 261 shares; Ms. Munder – 988 shares; Ms. Nickels – 235 shares; and Mr. Stemberg – 493 shares.

(2)	Represents the aggregate proportionate fair value of shares of restricted common stock granted in fiscal year 2013 based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), including amounts paid in shares of our common stock for the quarterly retainer fee of each independent Director. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 9 of the “Notes to Consolidated Financial Statements” on pages F-19 to F-24 of our Annual Report on Form 10-K for the year ended February 2, 2014. The restricted common stock awards granted in fiscal year 2013 vest on the first anniversary of the date of grant.

As of February 2, 2014, the independent Directors held the following aggregate number of shares of unvested restricted common stock:

Number of Shares of
Unvested Restricted
Name	Common Stock
Angel Cabrera	1,694
Rita V. Foley	1,694
Rakesh Gangwal	1,694
Joseph S. Hardin, Jr.	1,694
Gregory P. Josefowicz	1,694
Richard K. Lochridge	1,694
Barbara Munder	1,694
Elizabeth A. Nickels	—
Thomas G. Stemberg	1,694
Total	13,552

(3)	Represents the dollar value of any dividends or other earnings paid on shares of restricted common stock to the extent not factored into the grant date fair value of the restricted stock awards. Quarterly dividends of $0.165 per share were paid on shares of restricted common stock on May 17, 2013 and August 16, 2013, and quarterly dividends of $0.195 per share were paid on shares of restricted common stock on November 15, 2013.

(4)	Mr. Josefowicz declined the Corporate Governance and Nominating Committee Chair fee due to the additional compensation he received for serving as our Lead Director and later Chairman.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year 2014 ending February 1, 2015. Services provided to PetSmart by Deloitte & Touche LLP in fiscal year 2013 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal Years 2013 and 2012” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee on page 22.

     Deloitte & Touche LLP has audited the financial statements of PetSmart since February 1999. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of PetSmart and our stockholders.

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted in the tabulation of votes cast on this proposal and will have the same effect as negative votes. Because this is a routine matter, there should not be any broker non-votes related to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEARS 2013 AND 2012

     The following table shows the fees billed to PetSmart for services provided by Deloitte & Touche LLP for our fiscal years 2013 and 2012:

	2013	2012
Audit Fees	$1,691,250	$1,590,800
Audit-Related Fees	2,000	2,000
Tax Fees	266,000	317,000
Total	$1,959,250	$1,909,800

Audit Fees. This category includes the audit of PetSmart’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in PetSmart’s Form 10-Q Quarterly Reports, statutory audit for PetSmart’s Puerto Rican operations, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, consents related to SEC and other registration statements, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of PetSmart’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include the subscription fee for access to Deloitte & Touche LLP’s accounting research tool.

Tax Fees. This category consists of professional services rendered by Deloitte & Touche LLP for tax compliance and tax return preparation of $209,000 and $223,000 in fiscal years 2013 and 2012, respectively, and for technical tax advice of $57,000 and $94,000 in fiscal years 2013 and 2012, respectively.

All Other Fees. There were no other professional services rendered by Deloitte & Touche LLP in fiscal years 2013 and 2012.

     The Audit Committee has determined that the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining its independence.

     The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the Audit Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (2) the Audit Committee Chair has been delegated the authority to pre-approve any permitted non-audit services up to $50,000 per individual proposed service; (3) the Audit Committee must pre-approve any permitted non-audit services that exceed $50,000 per individual proposed service; and (4) at each regularly scheduled Audit Committee meeting: (a) the Audit Committee Chair will review any services that were pre-approved since the last Audit Committee meeting; and (b) a review will be conducted of the services performed and fees paid since the last Audit Committee meeting. The Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, and Tax Fees listed above.

AUDIT COMMITTEE

     The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders with respect to its oversight of: the quality and integrity of PetSmart’s financial statements and disclosures; our compliance with legal and regulatory requirements; the relationship with our internal auditors and our independent registered public accounting firm, including their independence, the audit, and additional services; and our internal and disclosure controls. During fiscal year 2013, the Audit Committee was composed of the following independent Directors: Messrs. Gangwal, Lochridge, and Khalifa (through his retirement from the Board in June 2013) and Mses. Foley and Nickels (who joined the committee in December 2013). Mr. Lochridge served as Chairman through June 2013, at which time Mr. Gangwal became Chairman. Messrs. Gangwal and Lochridge have been designated by the Board of Directors as audit committee financial experts as defined in applicable SEC Rules. The Board of Directors made a qualitative assessment of Messrs. Gangwal and Lochridge’s level of knowledge and experience based on a number of factors, including their education and work, management, and director experience. All members of our Audit Committee are financially literate and are independent, as independence is defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee met ten times during fiscal year 2013, and its report is presented below. The Audit Committee acts under a written charter that was adopted by the Board of Directors. The charter is available in the Corporate Governance Section of the PetSmart website located at www.petm.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of PetSmart.

     The Audit Committee oversees PetSmart’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. PetSmart has an Internal Audit Department that is actively involved in examining and evaluating PetSmart’s financial, operational and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to management. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of PetSmart’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees, AU Section 380). In addition, the Audit Committee has also received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP Deloitte & Touche LLP’s independence.

     The Audit Committee discussed with PetSmart’s independent registered public accounting firm the overall scope and plans for their audit, and developed a pre-approval process for all independent registered public accounting firm services. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of PetSmart’s internal and disclosure controls, and the overall quality of PetSmart’s financial reporting. The Audit Committee held ten meetings during fiscal year 2013.

     The Audit Committee has determined the rendering of tax services by Deloitte & Touche LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in PetSmart’s Annual Report on Form 10-K for the fiscal year 2013 ended February 2, 2014, for filing with the SEC. The Audit Committee has appointed Deloitte & Touche LLP to be PetSmart’s independent registered public accounting firm for the fiscal year 2014 ending February 1, 2015.

Audit Committee of the Board of Directors

Rakesh Gangwal (Chairman)
Rita V. Foley
Richard K. Lochridge
Elizabeth A. Nickels
____________________

1	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any PetSmart filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of our Board of Directors is responsible for establishing the compensation philosophy, policies and programs for all of our executive officers. The Board of Directors reviews all decisions by the Compensation Committee relating to the compensation of our executive officers.

     The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of our compensation programs, which are intended to strengthen the link between executive pay and performance. The Compensation Committee Charter outlines the Committee’s responsibilities, and the Compensation Committee, the Corporate Governance and Nominating Committee and the Board of Directors periodically review and revise the charter, which the Board of Directors subsequently approves. The Compensation Committee Charter is available in the Corporate Governance section of the PetSmart website located at www.petm.com.

     All members of our Compensation Committee are independent, as defined in Rule 5605 (a)(2) of the NASDAQ listing standards and as determined by the Board of Directors. Qualifications for inclusion on the Compensation Committee include independence and experience with: compensation, benefits, leading and motivating people, and fiscal responsibility. During fiscal year 2013, the Compensation Committee was composed of the following Directors: Ms. Munder and Messrs. Stemberg, Hardin, and Josefowicz. Mr. Stemberg served as chairperson during fiscal year 2013. In March 2014, the Compensation Committee was reconstituted to consist of Messrs. Stemberg, Hardin and Cabrera.

     The Compensation Committee regularly reviews our compensation philosophy and approves all elements of our compensation program applicable to executive officers. The Compensation Committee evaluates and adjusts, as appropriate, the compensation of the Chief Executive Officer and other executive officers, including the base pay and incentive awards, taking into account their individual and company performance. With respect to the Chief Executive Officer, the Compensation Committee considers the results of the Chief Executive Officer evaluation that is administered, with Corporate Governance Committee participation, by the Lead Director or Non-executive Chairman of the Board, as applicable. With respect to other executive officer compensation, the Chief Executive Officer in consultation with the Compensation Committee develops compensation recommendations that the Compensation Committee reviews and approves. The Compensation Committee delegated to an internal executive compensation team limited authority to make equity awards to non-executive officers and employees, provided that all such grants must follow specific award guidelines established by the Compensation Committee.

     The Compensation Committee has authority to independently engage the services of outside advisors, experts and others to assist it, and during 2013 it retained Frederic W. Cook & Co to advise it on various matters, including updates on compensation practices, competitive data, benchmarking and market/peer analysis and compliance issues.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is an officer or employee of PetSmart or had a relationship requiring disclosure by the company under Item 404 of Regulation S-K, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Compensation Committee Report1

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Thomas G. Stemberg (Chairman)
Joseph F. Hardin, Jr.
Gregory P. Josefowicz
Barbara Munder
____________________

1	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any PetSmart filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

     This Compensation Discussion and Analysis (CD&A) provides information about our compensation program as administered by the Compensation Committee of the Board of Directors with respect to our senior executive officers.

     In fiscal 2013, we continued on our strategy to be the preferred provider for the lifetime needs of pets. Our primary initiatives include:

  Developing innovative products and services;

  Engaging with our customer in an authentic and personalized way; and

  Driving consistent execution in our stores.

     We believe these strategic initiatives generate sales growth and allow us to focus on managing capital and leveraging costs to produce returns for our stockholders. By executing against these strategic initiatives, our business again performed well in a challenging macroeconomic environment. Highlights of our fiscal 2013 performance include the following:

  Increased total net sales by 2.3% to $6.9 billion;

  Increased comparable store sales, or sales in stores open at least one year, by 2.7%;

  Increased earnings before taxes (EBT) by 7.5% to $642 million, or 9.3% of sales;

  Increased diluted earnings per share by 13.2% to $4.02; and

  Generated $615 million in operating cash flow.

     Fiscal 2013 was a 52 week year while fiscal 2012 consisted of 53 weeks. The estimated impact of the additional week in fiscal 2012 resulted in the following increases to 2012 results: net sales, $126 million (removing the impact of the 53rd week would have resulted in an increase of 4.3% instead of 2.3%); EBT, $30 million (removing the impact of the 53rd week would have resulted in an increase of 13.2% instead of 7.5%); and diluted earnings per share, $0.17 (removing the impact of the 53rd week would have resulted in an increase of 18.9% instead of 13.2%). No adjustment is necessary for comparable store sales as the percentage comparison is normalized.

     As a result of our significant cash flow from operations and disciplined capital spending, we were also able to return value to our stockholders through $464 million in share repurchases and $54 million in dividends.

     In addition, significant total stockholder returns have been generated in recent years. Compound annual growth rates of 18% and 29% were achieved over the last three and five-year periods, respectively. Our recent one-year return for fiscal year 2013 was slightly negative with a -0.5% return, the first year-over-year decline in five years.

     Payouts under our incentive plans reflect the company’s success. Consistent with prior years, growth in EBT was our primary performance measure for fiscal year 2013 under the annual Executive Short-Term Incentive Plan (ESTIP) representing 70% of the weighting in determining performance payouts. EBT for 2013 was 13.2% higher than 2012 EBT (after adjustment for the 53rd week of that year). ESTIP payouts were 114% of target. Long-term incentives are provided through annual grants of stock options and performance share units (PSUs) under our equity incentive plan. The PSU performance measure for awards granted in fiscal year 2013 is EBT, consistent with the prior three years. Starting in 2012, the performance period for PSU’s was increased to three years from one year, with a performance target based on a compound EBT growth rate established at the beginning of the three year cycle. PSU’s granted in 2013 have the potential for payouts from 0% to 200% of target. In recent years, strong stock performance and continued strong earnings growth have rewarded executives with above-target payouts through the equity incentive plan.

     The payouts under the annual and long-term incentive plans are consistent with the company’s focus on a compensation structure that makes the majority of executive compensation contingent on performance, as demonstrated in the following charts, which examine 2013 fiscal year total direct compensation (base pay, target annual incentives, and target long-term incentives). Neither Mr. Moran nor Mr. Molloy, with only partial year service as Chief Executive Officer and Chief financial Officer, respectively, are represented in the charts.

CEO Total Direct Compensation	Other NEO Total Direct Compensation (Average)

     At our last Annual Meeting of Stockholders held on June 14, 2013, our stockholders voted overwhelmingly to approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2012. In light of strong stockholder support for our 2012 named executive officer compensation, the Committee did not implement any additional changes in 2013 specifically in response to the “say-on-pay” vote, however, the Compensation Committee continuously reviews the design of its compensation programs. As a result, several significant changes have been implemented for fiscal year 2013:

  Modified equity ownership requirements for our executives to better align with market and best practice including: applying a more stringent approach to measuring compliance; increasing CEO ownership requirement to 6X from 5X of base pay; decreasing EVP ownership requirement from 3X to 2X of base pay; and decreasing SVP ownership requirement from 3X to 1X of base pay;

  Eliminated a tax gross up provision for excise taxes that covered several grandfathered executives in the event such a tax results from the level of severance benefits due to a change in control;

  Eliminated a provision allowing for a 50% equity acceleration solely as the result of a change in control;

  Continued to focus on providing incentives for strategic initiatives as part of establishing ESTIP performance measures. In 2013, growth in hardgoods sales was added as a second strategic performance measure, reflecting the importance of a key store merchandise reset initiative. Ecommerce sales growth was also repeated as a strategic measure used in 2012. These two strategic measures represent 10% of the 2013 annual target bonus payout potential.

     Other features incorporated into the design of our compensation programs that are consistent with best practice include:

  Short and long-term variable compensation plans that provide for substantial payout potential for achievement of challenging performance targets, but also substantially limit or eliminate payouts if minimum performance levels are not achieved or stock price does not increase;

  A clawback policy applicable to erroneous payments of incentive compensation attributable to misstated financial statements or operating metrics in cases of fraud, intentional misconduct, or gross negligence;

  Minimal special perquisites for executive officers, consisting of a financial planning allowance and executive physicals;

  An insider trading policy that prohibits any derivative, including hedging, transactions involving PetSmart stock.

     This CD&A will describe executive compensation decisions with respect to our most senior executive officers, who are collectively referred to as the “named executive officers” or “NEOs”:

  David K. Lenhardt — Chief Executive Officer.

  Robert F. Moran — Former Chairman and Chief Executive Officer.

  Joseph D. O’Leary — President and Chief Operating Officer.

  Carrie W. Teffner — Executive Vice President and Chief Financial Officer.

  Lawrence P. Molloy — Former Executive Vice President and Chief Financial Officer.

  Bruce K. Thorn — Executive Vice President, Store Operations, Services and Supply Chain.

  Donald E. Beaver —Senior Vice President, Chief Information Officer.

     There were significant NEO leadership changes during the 2013 fiscal year and in the first quarter of the 2014 fiscal year. A succession of executives separating from the company resulted in role reassignments and organization structure changes. A number of changes planned for 2013 were announced prior to the beginning of that fiscal year and included:

  the resignation of Mr. Molloy from the Executive Vice President and Chief Financial Officer position, with an agreement to continue in the Chief Financial Officer role through June 2013, following which he agreed to serve in a special advisory role to provide transition assistance through March 31, 2014;

  the promotion of Mr. Lenhardt to the role of Chief Executive Officer, from his previous role of President and Chief Operating Officer, with an effective date of June 14, 2013;

  the transition in role of Mr. Moran from Chairman and Chief Executive Officer to Executive Chairman, effective with the promotion of Mr. Lenhardt; and

  the promotion of Mr. O’Leary to the role of President and Chief Operating Officer, from his previous role of Executive Vice President Merchandising, Marketing, Supply Chain and Strategy, effective with the promotion of Mr. Lenhardt.

     On June 3, 2013, Ms. Teffner joined the company replacing Mr. Molloy as Chief Financial Officer, assuming the position of Senior Vice President and Chief Financial Officer.

     On June 11, 2013, the company announced that Mr. Moran would not stand for election at the company’s June 14, 2013 Annual Meeting and that Gregory P. Josefowicz, the Board’s Lead Director, would replace Mr. Moran as Non-executive Chairman of the Board. Through mutual agreement, the board and Mr. Moran also agreed that it was the right time for Mr. Moran to step down as CEO, recognizing Mr. Lenhardt’s readiness for this role and ability to move forward with the company’s next phase of growth and development.

     On January 14, 2014, the company announced another set of management and organizational structure changes in conjunction with a decision by Mr. O’Leary to retire effective April 4, 2014. As a result, the company announced that Mr. O’Leary’s Chief Operating Officer role would not be filled and that the following changes to NEOs would become effective on April 7, 2014 to provide management oversight for certain areas that previously reported to that position:

  Ms. Teffner would be promoted from Senior Vice President of Finance and Chief Financial Officer to Executive Vice President and Chief Financial Officer, with responsibilities for overseeing Finance and Information Systems; and

  Mr. Thorn would be promoted from Senior Vice President of Store Operations and Services to Executive Vice President of Store Operations, Services and Supply Chain.

     In late 2013, Mr. Beaver, Senior Vice President and Chief Information Officer, notified the company of his intention to retire during the 2014 calendar year, and he retired on April 4, 2014.

Governance Structure of Compensation Program

     The Board of Directors established the Compensation Committee and approved its charter to help fulfill the Board of Director’s responsibility to oversee the policies and programs that govern our executive officers’ compensation. The Compensation Committee defines and regularly reviews our compensation philosophy and approves all elements of our compensation program for our executive officers.

     The Compensation Committee meets at scheduled times during the year, and occasionally considers and takes action by unanimous written consent. The Compensation Committee met five times during fiscal year 2013. The Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, General Counsel, Senior Vice President Human Resources, and certain other executive officers may attend Compensation Committee meetings at the request of the Compensation Committee. On a regular basis, the Compensation Committee has executive sessions during which no executive officers are present. Periodically, the Chief Executive Officer and the Senior Vice President Human Resources may be asked to attend a specific executive session. The Compensation Committee may from time to time request the attendance of independent compensation consultants at its meetings as well as at executive sessions.

     The Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the Committee. During fiscal year 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as its independent advisor on various compensation related matters, including updates on compensation practices within the retail industry, competitive data, benchmarking and market/peer analysis, special projects and compliance issues. Cook does no other work for the company other than assisting the Compensation Committee on work related to its charter. The Compensation Committee has assessed the independence of Cook and has concluded that no conflict of interest exists that would prevent Cook from serving as an independent consultant to the Compensation Committee. For the purpose of advising the Compensation Committee regarding compensation actions made in fiscal year 2013, Cook supplemented its internal resources for market analysis with source information provided by the Hay Group (“Hay”), serving as a consultant to management. Hay’s assistance to the Compensation Committee was limited to providing certain peer group data and analysis that was used by Cook in advising the Committee.

     PetSmart also has an internal executive compensation team made up of a cross-section of executive officers, whose purpose is to assist the Compensation Committee in making recommendations and to carry out the administrative aspects of PetSmart’s compensation programs, including those for associates other than the executive officers.

Compensation Philosophy

     The compensation philosophy of the Compensation Committee is built upon the principles of pay for performance, shared ownership, and alignment with the long-term interests of our stockholders. We believe it is important that our compensation philosophy supports PetSmart’s strategy of consistent and efficient long-term growth. As a result, PetSmart’s executive compensation programs emphasize at-risk pay through the use of performance-based incentive awards, long-term equity with significant upside potential, and limited use of perquisites. We also believe a meaningful equity stake helps ensure that executives’ and stockholders’ interests are aligned. This philosophy supports the goals of attracting and retaining executive talent with the specific skill sets required to ensure PetSmart’s continued success, including solid leadership, long-term strategic vision, a customer-centric focus, and strong results orientation. Pay for performance considers individual executive goal attainment, the financial and non-financial goals of PetSmart, and the long-term responsible improvement of stockholder returns.

     The following chart summarizes the compensation philosophy of PetSmart. When our performance falls short of established performance measures, total cash compensation and total direct compensation will fall below the targeted percentiles shown below:

	Base Salary	Total Cash Compensation (1)	Total Direct Compensation (1)
	Annual salary	Annual salary plus short-term	Annual salary plus short- and
		incentives	long-term incentives
PetSmart target compared to		50th - 75th percentile at target	50th - 75th percentile at target
peer market	50th percentile	company performance	company performance
		75th percentile at outstanding	>75th to 90th percentile at
		company performance	outstanding company
performance
____________________

(1)	As measured against appropriate but challenging company performance targets established by the Compensation Committee.

     A comparison of 2013 annualized compensation (year-end base salary, year-end target bonus for fiscal 2013, and long-term incentives awarded in 2013) of our named executive officers, excluding Messrs. Moran and Molloy, who were no longer serving in the CEO and CFO roles, respectively, as of the end of the fiscal year, with benchmark data prepared by Cook for 2014 compensation planning is shown below:

	Base Salary	Total Cash Compensation	Total Direct Compensation
	Annual salary	Annual salary plus short-term	Annual salary plus short- and
		incentives	long-term incentives
CEO Lenhardt Compared to
Cook Benchmarks	< 25th percentile	25th to 50th percentile	25th to 50th percentile
NEOs Compared to
Cook Benchmarks	25th to 50th percentile	25th to 50th percentile	25th to 50th percentile

     The relatively low percentiles to benchmark with respect to our stated compensation philosophy reflects the significant changes, including new role assignments made in our most senior executive officer positions during 2013. For example, in the case of Messrs. Lenhardt and O’Leary, they assumed their respective CEO and President roles as of the middle of the year. In the case of Ms. Teffner, she joined the company in June 2013. For the benchmark analysis shown above, Cook used and weighted peer group data based on the approved peer group as of September 2013 (as noted below) and data from two separate 2013 proprietary benchmark surveys provided by Hay and Towers Watson, Inc., respectively.

Determining Executive Compensation

     When evaluating executive officer compensation, the Compensation Committee considers, in part:

  pay for individual and company performance;

  alignment with the stated compensation philosophy;

  the need to attract and retain quality leadership;

  relative internal equity;

  appropriate cost management; and

  continued focus on corporate governance.

     Our process includes a review of PetSmart’s entire compensation program and an analysis for each executive officer of all elements of compensation as compared to the individual’s and PetSmart’s performance and objectives. The Compensation Committee worked directly with Cook to determine compensation for the Chief Executive Officer. The Chief Executive Officer made compensation recommendations to the Compensation Committee for other executive officers for its review and approval, with input provided by Cook.

     For 2013 compensation decisions, the Compensation Committee used market data analysis provided by Cook based upon the 2012 approved peer group and data provided by Hay from its proprietary 2012 Hay Retail Industry Survey which included 131 retailers. The Hay survey provides data by job title and controls for differences in responsibility through “point” comparisons under its proprietary job evaluation system and statistical regression analysis. The list of Hay Retail Industry Survey participants used for 2013 compensation decisions is available at:

http://www.haygroup.com/downloads/us/2012%20Retail%20Executive%20and%20Management%20TR%20List%20of%20Participants.pdf.

     The Compensation Committee determines our peer group using the following objective selection criteria:

  publicly-held specialty retailers;

  revenues typically from one-half to twice that of PetSmart;

  a multi-channel retail structure with an emphasis on hard goods;

  specific characteristics matching PetSmart’s current or potential business model; and/or potential competitors for executive talent.

     This peer group is reviewed periodically by the Compensation Committee and changes from time to time based on the current competitive environment.

     In September 2013, the Compensation Committee removed Big Lots Stores, Inc. from the peer group. In addition, the Compensation Committee added Gap Inc. and O’Reilly Automotive, Inc. This revised peer group will be in effect for compensation decisions made in 2014. The peer group was comprised of the following companies for the purpose of making 2013 compensation decisions:

Abercrombie & Fitch Co.	Family Dollar Stores, Inc.
Advance Auto Parts, Inc.	Foot Locker, Inc.
AutoZone, Inc.	Gamestop Corp.
Bed Bath & Beyond, Inc.	Limited Brands, Inc.
Big Lots, Inc.	Ross Stores, Inc.
CarMax, Inc.	Tractor Supply Company
Dick’s Sporting Goods, Inc.	Ulta Salons, Cosmetics & Fragrance, Inc.
Dollar Tree, Inc.	Williams-Sonoma, Inc.

     Benchmarking is one factor used in determining executive officer compensation. The Compensation Committee compares each element of compensation separately and in the aggregate to our market data.

Design and Elements of our Compensation Program

     The four elements of executive compensation for our executive officers, including the named executive officers, are: (1) base salary; (2) annual incentives under the ESTIP; (3) long-term equity incentives consisting of stock options and PSUs; and (4) benefits. These elements are designed to:

  ensure that PetSmart executive officers have clear goals and accountability with respect to PetSmart’s performance;

  ensure pay for performance and encourage responsible business growth;

  establish pay opportunities that are competitive with prevailing industry practices, our stage of growth, and the labor markets in which we operate;

  align incentive and equity compensation with PetSmart’s strategy and the long-term interests of PetSmart stockholders;

  encourage executive officers to own PetSmart shares for further long-term stockholder alignment;

  avoid compensation-related risk that could have a material adverse effect on PetSmart; and

  assist PetSmart with attraction, retention, and motivation of key executive talent.

     Each of the four elements are discussed below in greater detail:

     1. Base Salary. The base salary for executive officers is set annually by reviewing the skills and performance levels of individual executives, the needs of PetSmart, and the competitive pay practices of companies with which we compete for executive talent. Base salary helps attract and retain executive talent with a degree of financial certainty since base salary is less subject to company performance risk than other components of pay. In determining individual base salaries, the Compensation Committee considers the executive officer’s experience in the specific functional area, retail-industry experience, scope of job responsibilities, leadership skills, business unit performance, achievement of important strategic initiatives, contribution to company management, individual performance, and competitive market positioning. Base salaries for new executive officers are also set utilizing some or all of the above criteria. The base salaries paid to our named executive officers are set forth in the “Summary Compensation Table” below.

     For fiscal year 2013, the base salary for Mr. Moran, our Chairman and Chief Executive Officer, was set near the 50th percentile for our benchmark market data, as the Committee felt it appropriate in recognition of his experience and performance in the role. Base salaries for the remaining named executive officers were set between the 25th and 50th percentile of our peer group. Effective June 14, 2013, upon replacing Mr. Moran in the role of Chief Executive Officer, Mr. Lenhardt’s new base salary was set below the 25th percentile of our benchmark data, but provided a significant increase from his prior role.

     The following chart summarizes base salary changes with respect to the named executive officers, including salary decisions that have been made in fiscal year 2014:

	Annualized Base Salary*
Name	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014
David K. Lenhardt (1)	$750,000	$950,000	$1,030,000
Robert F. Moran (2)	$1,125,000	$1,125,000	$—
Joseph D. O’Leary (3)	$600,000	$750,000	$750,000
Carrie W. Teffner (4)	$—	$550,000	$600,000
Lawrence P. Molloy (5)	$550,000	$490,000	$490,000
Bruce K. Thorn (6)	$400,000	$425,000	$525,000
Donald E. Beaver (7)	$404,616	$412,709	$412,709
____________________

*	Most recent approved base salary rate for respective fiscal year.

(1)	Mr. Lenhardt was promoted from the role of President and Chief Operating Officer to the role of Chief Executive Officer on June 14, 2013. Mr. Lenhardt expanded his role by also assuming the role of President effective April 7, 2014.

(2)	Mr. Moran resigned from the company on June 14, 2013 and earned base salary only through that date in 2013.

(3)	Mr. O’Leary was promoted from the role of Executive Vice President, Merchandising, Supply Chain, and Strategic Planning to the role of President and Chief Operating Officer on June 14, 2013. Mr. O’Leary retired from the company on April 4, 2014 and earned base salary only through that date in 2014.

(4)	Ms. Teffner joined the company on June 3, 2013. Ms. Teffner was promoted from the role of Senior Vice President, Chief Financial Officer to the role Executive Vice President and Chief Financial Officer with responsibilities for overseeing Finance and Information Systems effective April 7, 2014.

(5)	Mr. Molloy’s base salary was reduced to $490,000 upon the effective date of his resignation as Executive Vice President and Chief Financial Officer on June 30, 2013, after which he assumed the role of special advisor to the Chief Executive Officer until March 31, 2014. Mr. Molloy terminated from the company on March 31, 2014 and earned base salary only through that date in 2014.

(6)	Mr. Thorn was promoted from the role of Senior Vice President of Store Operations and Services to the role of Executive Vice President of Store Operations, Services and Supply Chain effective April 7, 2014.

(7)	Mr. Beaver retired from the company on April 4, 2014 and earned base salary only through that date in 2014.

     The Compensation Committee considers the market data obtained from the annual benchmark analysis performed by Cook as described above to be the most relevant source in evaluating the competitiveness of the compensation of our named executive officers, and intends to continue to move the total direct compensation of these named executive officers towards our stated compensation philosophy as appropriate. Significant increases in 2013 base pay for Messrs. Lenhardt and O’Leary reflect recognition for expanded roles and increases in responsibility. In keeping with our compensation philosophy of emphasizing performance-based pay, 2013 base salary represented approximately between 22% and 36% of targeted total direct compensation for each of the named executive officers, excluding the Chief Executive Officer role. For Messrs. Moran and Lenhardt, the 2013 base pay in the Chief Executive Officer role represented approximately 16% and 17%, respectively, of targeted total direct compensation. For fiscal year 2014, we continued a similar emphasis for our named executive officers.

     2. Annual Performance Incentive. The annual performance incentive is designed to motivate executives to attain short-term objectives that align with long-term business goals. At the beginning of each fiscal year, under the ESTIP, the Compensation Committee assigns each executive officer an incentive target equal to a specified percentage of his or her annual base salary. At the beginning of fiscal year 2013, the Compensation Committee approved incentive targets for Messrs. Moran, Lenhardt, Molloy, O’Leary, Thorn and Beaver of 120%, 90%, 85%, 85%, 70% and 60%, respectively. In the case of Mr. Molloy, his incentive target only applied to his base salary paid through June 30, 2013, reflecting his resignation from the Executive and Chief Financial Officer position. On June 3, 2013, Ms. Teffner was hired as Senior Vice President and Chief Financial Officer with an incentive target of 75%. For fiscal year 2013, Ms. Teffner was guaranteed to receive an annual incentive award equal to the higher of the performance based award earned based upon her partial year of employment or the amount she would have earned assuming a full year of employment with a 100% payout at target. In June 2013, Mr. Lenhardt’s incentive target was increased to 120% reflecting his promotion to Chief Executive Officer from President and Chief Operating Officer. Also in June 2013, Mr. O’Leary’s incentive target was increased to 90% from 85% reflecting his promotion to President and Chief Operating Officer from Executive Vice President, Merchandising, Supply Chain, and Strategic Planning.

     The ESTIP is designed and administered in a manner intended to qualify incentive awards to our named executive officers as “performance-based compensation” for purposes of 162(m) of the Internal Revenue Code. This is intended to allow PetSmart to fully deduct for federal income tax purposes the compensation paid under the ESTIP. The incentive targets and the performance measures for each executive officer are determined by the Compensation Committee at the beginning of each fiscal year based on the executive officer’s position and responsibilities. The performance measures may change from year to year in accordance with our objectives.

     For purposes of evaluating performance, the Compensation Committee uses U.S. generally accepted accounting principles (U.S. GAAP). The ESTIP also allows the Compensation Committee in any year to reduce the amount paid to our named executive officers based on any individual or PetSmart performance factors as considered applicable by the Compensation Committee.

Fiscal Year 2013 Annual Awards

     For fiscal year 2013, the incentive payout to our executive officers was based on four performance measures:

  growth in EBT over prior year (adjusted for the 53rd week) as calculated from PetSmart’s audited financial statements;

  growth in comparable store sales over prior year as calculated from PetSmart’s audited financial statements, defined as stores open at least one year;

  growth in E-Commerce sales over prior year (adjusted for the 53rd week) as calculated from PetSmart audited financial statements; and

  growth in comparable dog hardgoods sales over prior year as calculated from PetSmart’s audited financial statements, defined as dog hardgoods sales in stores open at least one year.

     The Compensation Committee believes that increase, or growth, in EBT is an appropriate and primary indicator to our stockholders of overall business health, and its use achieves the Compensation Committee’s desire to use a measure of profitability that executive officers can relate to and drives stockholder value-creating behaviors. The second measure, growth in comparable store sales, focuses executive officers on both strengthening PetSmart’s core business and making our stores more effective, as well as developing new and innovative services. The third measure, growth in E-Commerce sales, focuses executives on driving expansion into a growing area of opportunity and to promote efforts to insure competitiveness in a marketplace that is quickly evolving. The fourth measure, growth in comparable dog hardgoods sales, focuses executive officers on increasing dog hardgoods performance by improving the shopping experience of our customers and driving sales and margin improvements through better space to space alignment, adjacencies, assortment, fixturing and signage.

     The Compensation Committee sets realistic but challenging goals or targets for each measure. Each measure contained a payout opportunity between 0% and 200% of the target performance, consistent with the prior year. The measures used and relative weightings provide assurance that payouts from the ESTIP are self-funding in that annual incentives earned above target will be funded from additional earnings. In addition, a minimum EBT growth over 2012 (adjusted for the 53rd week) of 3.0% was required in order for any payout to occur from the ESTIP for fiscal year 2013, which was met.

     For fiscal year 2013, the Compensation Committee established the following performance targets under the ESTIP, and determined the actual achievement under the ESTIP for all executive officers as follows:

	Performance Criteria
	for Payouts at:			Actual	Payout % Range			Actual Payout		Weighted
Measure	Min.	Target	Max.	Performance	Min.	Target	Max.	Percentage	Weight	Percent
Growth in EBT Over
Prior Year (1)	3.0%	10.0%	20.0%	13.2%	50%	100%	200%	131.6%	70%	92.1%
Growth in Comparable Store
Sales Over Prior Year	1.0%	4.0%	6.0%	2.7%	50%	100%	200%	77.9%	20%	15.6%
Growth in E-Commerce Sales
Over Prior Year	*	*	*	*	50%	100%	200%	115.1%	5%	5.8%
Growth in Comparable
Dog Hardgoods Sales
Over Prior Year	1.7%	2.4%	4.8%	0.9%	50%	100%	200%	0.0%	5%	0.0%
Total Weighted
Payout Percentage										113.5%
____________________

(1)	Growth in EBT over the prior year was adjusted for the 53rd week in fiscal year 2012.

*	The E-Commerce measure reflects the Board and Compensation Committee’s view that PetSmart should continue expanding its E-Commerce capabilities. In setting the target for this measure, the Compensation Committee considered, among other factors, our annual financial budget, business plan, and historical and current performance trends, and established a “target” performance level such that actual achievement would be both challenging and result in a measurable positive impact on PetSmart. Similarly, the maximum performance level established by the Compensation Committee for this metric has historically been difficult to achieve and was designed to represent outstanding performance that the Compensation Committee believes should be rewarded. Performance criteria are not presented based on the Board’s decision that disclosure would result in competitive harm.

     As a reference, the total weighted payout percentage under the ESTIP for fiscal years 2012 and 2011 were 195% and 273%, respectively, for all executive officers.

Fiscal Year 2014

     For fiscal year 2014, the Compensation Committee determined that the performance measures should continue to support profitability and sales as well as important individual strategic initiatives. In fiscal year 2014, we continue to have a performance measure related to E-Commerce in recognition of the importance of growth in the E-Commerce area of our business. In addition, we have expanded the dog hardgoods sales growth performance measure to also include cat hardgoods to ensure continued focus on growth in this area of our business. Accordingly, the Compensation Committee selected the following financial performance measures for determining the amount of the annual incentive bonuses that may be awarded to our executive officers for fiscal year 2014:

  growth in EBT over prior year as calculated from PetSmart’s audited financial statements;

  growth in comparable store sales over prior year as calculated from PetSmart’s audited financial statements, defined as stores open at least one year;

  growth in E-Commerce sales over prior year as calculated from PetSmart’s audited financial statements; and

  growth in dog and cat hardgoods sales over prior year as calculated from PetSmart’s audited financial statements.

     The Compensation Committee believes EBT continues to be an appropriate indicator to our stockholders of overall business health and profitability. In selecting comparable store sales as a measure, we continue our focus on driving productivity in existing assets. Also, use of comparable store sales as a performance measure balances shorter term profitability goals with longer term growth. The use of E-Commerce sales growth as a performance measure is intended to drive expansion into a growing area of opportunity and to promote efforts to ensure our competitiveness in a marketplace that is quickly evolving. The use of growth in comparable dog and cat hardgoods sales as a performance measure is intended to ensure we maximize our efforts to grow in this area of our business, including recognition of its potential for expanding margins.

     The Compensation Committee believes that the fiscal year 2014 performance targets are realistic but challenging. The weights of the incentive components are standardized for all executive officers to encourage a cross-functional team focus. As in fiscal year 2013, a minimum profitability standard, growth in EBT, must be met before any payout can be made on any performance measure. The maximum payout opportunity for each of the selected performance measures is 200% of the payout established at target performance, unchanged from a 200% maximum payout opportunity for each respective measure in 2013.

     For the 2014 fiscal year, the Compensation Committee approved incentive targets for Messrs. Lenhardt, O’Leary, Thorn and Beaver at 120%, 90%, 85% and 60%, respectively, and for Ms. Teffner at 85%. In the case of Messrs. O’Leary and Beaver, under retirement provisions of the ESTIP, ESTIP incentives earned will be based on prorated service during the fiscal year through their respective retirement dates.

     3. Long-Term Equity-Based Incentive Compensation. Long-term equity-based incentive compensation is provided to certain employees, including executive officers, to link a portion of compensation to the long-term financial success of PetSmart and as a retention tool. Long-term incentives currently consist of stock options and PSUs, with all executive officers and other key members of management eligible to receive such grants. These grants provide a potential ownership opportunity to support our Officer and Director Stock Ownership Guidelines. See page 10 for a discussion of these guidelines, which also apply to outside directors.

     The Compensation Committee believes stock options are inherently performance-based since the executive officer does not receive any benefit unless the stock price rises after the date the option is granted. Stock options have a maximum term of seven years from the date of grant, or earlier if employment terminates. Stock options vest in equal installments over four years on consecutive yearly anniversaries of the date of the grant. Earlier vesting of stock options may occur in the event of death or disability, or a change in control. See “Employment and Severance Arrangements” below.

     PSUs align the interests of our executive officers with the long-term interests of our stockholders by attaching performance modifiers to grants that can result in positive or negative adjustments to grant size. PSUs thus directly link pay to performance, help focus key employees on achieving a key performance goal, and provide significant award upside for achieving outstanding performance, while maintaining a level of total direct compensation competitiveness for participants. PSU grants have typically provided for three-year cliff vesting. Earlier vesting of PSUs may occur in the event of death or disability, or a change in control or, in some cases, in the event of an executive retirement that is pursuant to the requirements as set forth in the grant documents. See “Employment and Severance Arrangements” below.

     As described below, for the 2013 grant of PSUs, the actual number of PSUs earned will depend on achievement against a specific performance measure over a three-year performance period. If target performance is achieved against the measure, each participant earns 100% of his or her target PSU award. If the maximum performance level is achieved against the measure, each participant will earn 200% of his or her target award. If the performance level achieved is more than the target award but less than the maximum award, each participant’s target PSU award is proportionately increased. If the performance level achieved is less than the target amount, each participant’s target PSU award is proportionally reduced and will be 0% in the event that the minimum performance level is not achieved. The PSU payout design structure has a performance period of three years with a payout range from 0% to 200% of target which aligns payout potential with our peer group and the market. PSUs awarded in 2013 generally will be earned upon certification by the Compensation Committee of actual performance achievement following the 2015 fiscal year end. The PSUs are fully vested if and when earned.

     The grant date for regular long-term incentive equity awards is typically the date of the meeting of the Compensation Committee occurring in March. The Compensation Committee has delegated its authority to make off-cycle grants to employees (other than executive officers) to an internal executive compensation team, which uses grant guidelines approved by the Compensation Committee.

Fiscal Year 2013 Equity Awards

     Regular annual equity grants are awarded on a scheduled basis in the month of March each fiscal year. In the March 2013 grants, the grant values for equity awards to Messrs. Moran, Thorn and Beaver remained substantially unchanged from 2012. The March 2013 grant values for Messrs. Lenhardt and O’Leary were increased over the 2012 levels by 34% and 14%, respectively. The increases in awards to Messrs. Lenhardt and O’Leary were made to recognize the immediate assumption of increasing responsibilities and roles as they prepared to assume their new respective positions of Chief Executive Officer and President and Chief Operating Officer following the June 14, 2013 Annual Meeting of Stockholders. Additionally, on June 14, 2013, the effective date of their new respective roles, Messrs. Lenhardt and O’Leary received additional equity grants to adjust their compensation to competitively appropriate levels with grant value increases equal to 82% and 23%, respectively, over their 2012 levels. Thus, in aggregate, the grant value of awards received by Messrs. Lenhardt and O’Leary in 2013 exceeded 2012 levels by 116% and 37%, respectively. On June 3, 2013, Ms. Teffner joined the company and assumed the role of Senior Vice President, Chief Financial Officer. At that time, Ms. Teffner received equity grants with an estimated grant value of $700,000, of which $200,000 in grant value was designated as a one-time inducement for her to join the company and $500,000 in grant value was established as the baseline for future annual awards.

     Grant values for 2013 awards were divided equally with 50% in stock options and 50% in PSUs. The PSU structure for fiscal 2013 is generally the same as for 2012, with earned payout potential based on the three year (2013-2015) compound growth in EBT over 2012 EBT. In 2013, we granted the following stock options and PSUs to our named executive officers under the 2011 Equity Incentive Plan:

Stock Options
Name	(# Shares)
David K. Lenhardt	105,611
Robert F. Moran	141,639
Joseph D. O’Leary	48,338
Carrie W. Teffner	20,833
Lawrence P. Molloy	0
Bruce K. Thorn	19,050
Donald E. Beaver	18,727

	PSUs (Performance Based Awards)
	Minimum Award	Target Award	Maximum Award
Name	(# Units)	(# Units)	(# Units)
David K. Lenhardt	0	26,777	53,554
Robert F. Moran	0	36,302	72,604
Joseph D. O’Leary	0	12,332	24,664
Carrie W. Teffner	0	5,180	10,360
Lawrence P. Molloy	0	0	0
Bruce K. Thorn	0	4,883	9,766
Donald E. Beaver	0	4,800	9,600

     Messrs. O’Leary and Beaver will be eligible for certain retirement benefits with respect to certain outstanding grants, including the 2013 grants, as described under “Retirement Benefits” below. Mr. Molloy did not receive an equity award for fiscal year 2013 in light of his resignation as Executive Vice President and Chief Financial Officer, effective June 30, 2013.

Fiscal Year 2014 Equity Awards

     Equity grants awarded in fiscal year 2014 were made in March 2014. Grant values for both Messrs. Lenhardt and Thorn were increased over the 2013 levels by approximately 16%, and for Ms. Teffner by 60% (excluding the impact of the inducement grant provided for her to join the company noted above). Mr. Lenhardt’s increase was attributable to his successful performance as CEO in 2013 as well as to better align with our benchmark market data. Mr. Thorn and Ms. Teffner’s increases took into account the new positions and significantly expanded responsibilities they assumed in April 2014. In addition, Ms. Teffner’s increase also reflects adjustment to better align with our benchmark market data. Grant values were divided equally between stock options and PSUs. The PSU structure for fiscal 2014 is generally the same as for 2013; that is, the earned payout potential will be based on the three year (2014-2016) compound growth in EBT over 2013 EBT. In March 2014, we granted the following stock options and PSUs to our named executive officers under the 2011 Equity Incentive Plan:

Stock Options
Name	(# Shares)
David K. Lenhardt	120,265
Joseph D. O’Leary	0
Carrie W. Teffner	24,053
Bruce K. Thorn	21,046
Donald E. Beaver	0

	PSUs
	Minimum Award	Target Award	Maximum Award
Name	(# Units)	(# Units)	(# Units)
David K. Lenhardt	0	29,878	59,756
Joseph D. O’Leary	0	0	0
Carrie W. Teffner	0	5,976	11,952
Bruce K. Thorn	0	5,229	10,458
Donald E. Beaver	0	0	0

     No 2014 equity awards were provided to Messrs. O’Leary and Beaver due to their then-pending retirements in April 2014.

     4. Benefits and Perquisites. Executive officers participate in benefit plans generally available to employees, such as the 401(k) plan, Medical/Dental/Vision Plans, and the Employee Stock Purchase Plan. They are eligible for executive physical exams. They also receive company-paid Long-Term Disability coverage that provides a monthly benefit of 66 2/3% of qualified salary to a maximum of $15,000 per month. Executive officers are also eligible to participate in benefits provided by the company officer relocation policy when applicable.

     In addition, PetSmart has a Deferred Compensation Plan that allows executive officers and certain other eligible employees to defer receipt of certain salary and cash bonus payments on a pre-tax basis. The amount deferred under the Deferred Compensation Plan earns an investment return based on certain approved measurement funds selected by participants. PetSmart makes a matching contribution based on eligible deferrals of up to 50% of the deferred salary amount (up to a deferral maximum of 10% of annual base salary) that may be earned based on PetSmart’s overall performance relative to certain pre-tax earnings targets. PetSmart also provides a 401(k) restoration match equal to 50% of the participant’s annual deferral amount in the 401(k) plan restoration account (holding amounts the participant elects to defer to the Deferred Compensation Plan but could not defer to the 401(k) plan due to IRS contribution limits) on up to 6% of the participant’s annual base salary. See “Nonqualified Deferred Compensation Plans” below for further discussion of these arrangements.

     We believe perquisites for executive officers should be extremely limited in scope and value. As a result, PetSmart has historically given nominal perquisites and does not offer perquisites such as auto allowances and country club dues. Executives, like other full-time employees, are eligible for employee discounts. In addition, we provide our executive officers with a limited taxable reimbursement allowance for professional services such as financial planning, life insurance, estate planning and tax preparation, which services assist executive officers in achieving the highest value from their compensation package. See the “Summary Compensation Table” for details regarding actual levels provided to our named executive officers.

Clawback Policy

     The clawback policy applicable to our executive officers provides that in the event an executive officer violates the law or otherwise engages in fraud, intentional misconduct or gross negligence, including the failure to report another person’s acts, that causes or partially causes: (i) materially inaccurate financial statements to be filed with the Securities and Exchange Commission, or (ii) inaccurate operating metrics being used to calculate the size or amount of an award, and the executive officer would have received or been paid a lesser award had the correct operating metrics been used, then the Board of Directors, or a committee thereof, to the extent permitted by applicable law, in their sole discretion may require the reduction, cancellation, forfeiture, or recoupment of a portion or all of any award granted to the executive officer. Awards include: cash incentive bonuses, performance awards and equity incentive awards, including stock options, stock appreciation rights, restricted stock/units and PSUs. The policy is applicable to awards granted to the executive officers after March 2009. In addition, PetSmart will have the right to effect recovery of any amounts realized by an executive officer from the settlement of such awards.

Retirement Benefits

     Participants who meet certain age and service requirements (must be at least age fifty-five (55) and have been actively employed with the company for at least five (5) continuous years prior to terminating from the company) are eligible to receive certain retirement benefits upon termination. Notwithstanding the foregoing, determination of an eligible retirement termination is made solely at the discretion of the company. Such retirement benefits are effective in attracting and retaining the talent we require in our organization, and also represent a component of our compensation program that rewards long-term service that is necessary to remain competitive in the marketplace.

     Both Messrs. O’Leary and Beaver, upon their respective voluntary departures on April 4, 2014, having met the necessary criteria for a retirement termination, were approved by the company for full retirement benefits. As a result, Messrs. O’Leary and Beaver will receive compensatory benefits associated with the ESTIP and 2011 Equity Incentive Plan with respect to certain stock option and PSU grants.

     Under the ESTIP, for the 2014 fiscal year Messrs. O’Leary and Beaver will receive prorated payments in 2015 at the same time as other ESTIP participants based on the achievement of the established 2014 performance objectives for the performance period.

     Under the 2011 Equity Incentive Plan and related grant notices on certain grant awards, additional retirement benefits will accrue for Messrs. O’Leary and Beaver, including: (1) for stock options awards granted on or after March 22, 2011, any unvested options will continue to vest until the third anniversary of the retirement date, and the exercise period will continue until the third anniversary of the retirement date for any vested stock options (whether vesting occurs before or after the retirement date); and (2) for PSUs awards granted in 2012 and 2013, the number of PSUs to be awarded under the respective PSU grants shall be equal to the product of (i) the target number of PSUs prorated by multiplying the target number by an amount equal to the number of months of service completed after the grant date divided by 36 months, not to exceed one hundred percent (100%) of such target number, and (ii) the performance modifier achieved for the performance period.

     In addition, Messrs. O’Leary and Beaver will be provided with lifetime benefits of the associate discount currently available on purchases of products and services at the company stores and online.

Severance and Change in Control Arrangements

     We have an Executive Change in Control and Severance Benefit Plan providing severance and change in control benefits, the terms of which are described below under “Employment and Severance Arrangements.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive officer’s interests with the interests of our stockholders.

     With respect to a change in control transaction, we provide competitive severance benefits if an executive officer is terminated in connection with the transaction. Cash severance is structured on a “double-trigger” basis, meaning that before an executive officer can receive such severance: (1) a change of control must occur; and (2) three months prior to or within 36 months following the change in control, the executive officer’s employment terminates for good reason or without cause. With respect to equity grants prior to September 24, 2013, we also provided (a) “single-trigger” acceleration of 50% of outstanding equity awards upon a change in control (or full acceleration if the surviving corporation does not assume or continue such awards) and (b) “double-trigger” full acceleration of such awards in the event of a covered termination pursuant to our Executive Change in Control and Severance Benefit Plan. With respect to awards granted on or after September 24, 2013, full acceleration of outstanding awards will only occur on a “double trigger” basis after both change in control and covered termination events have occurred (unless the surviving corporation does not assume or continue such awards).

     We also believe that the other benefits described in the section entitled “Employment and Severance Arrangements” are appropriate, particularly with respect to a termination by PetSmart without cause. In that scenario, a mutually agreed upon severance package is in place prior to any termination event. We believe this arrangement provides PetSmart with greater flexibility to make a change in executive management if such a change is in the stockholders’ best interests and is consistent with competitive practice.

     Effective December 3, 2013, the Compensation Committee removed the excise tax gross-up benefit for certain grandfathered executives, completely removing such benefits from the plan.

     On March 18, 2014, the Compensation Committee formally adopted an Amended and Restated Executive Change in Control Severance Benefit Plan which included the changes above related to the equity acceleration and excise tax gross-up provisions.

     In 2014, Mr. Beaver was provided with severance benefits as a result of a decision by the company to accelerate his departure date to April 4, 2014, which was earlier in the year than the retirement date that had been previously contemplated. Details of these benefits are described below under “Employment and Severance Arrangements.”

Limitation on Deduction of Compensation Paid to Certain Executive Officers

     Section 162(m) of the Internal Revenue Code denies a deduction to any public corporation such as PetSmart for compensation paid in a taxable year to certain executive officers to the extent that compensation exceeds $1 million. Compensation exceeding $1 million may be deducted only if it is “performance-based compensation” within the meaning of Section 162(m) or satisfies other limited exceptions. PetSmart believes that the tax deduction of compensation is an important factor in setting executive compensation policy. PetSmart makes an effort to structure certain individual compensation components and compensation programs to allow it to fully deduct compensation in accordance with Section 162(m). However, if compliance with Section 162(m) conflicts with the PetSmart compensation philosophy, or what is believed to be in the best interests of PetSmart and its stockholders, the Compensation Committee may conclude that paying non-deductible compensation is more consistent with that philosophy and in the best interests of PetSmart and our stockholders.

     The ESTIP and the equity incentive plans have been designed in a manner to permit the grant of cash bonus awards, stock options and other equity awards to the applicable executive officers that qualify as “performance-based compensation.” However, the requirements of Section 162(m) are highly dependent on facts, complex and subject to change; therefore, PetSmart cannot guarantee that cash bonus awards, stock options and other equity awards to certain executive officers will qualify for an exception under Section 162(m).

EXECUTIVE COMPENSATION

     The following table shows for the fiscal years ended February 2, 2014, February 3, 2013, and January 29, 2012, compensation awarded to, paid to, or earned by, each person serving as Chief Executive Officer in fiscal 2013, each person serving as Chief Financial Officer in fiscal 2013, and our three other most highly compensated executive officers during fiscal 2013, as applicable.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
							Deferred
				Stock	Option	Non-Equity	Compensation	All Other
			Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	Compensation	(4)	(5)	Total
David K. Lenhardt	2013	$884,800	—	$1,727,709	$1,704,137	$1,110,349	—	$77,518	$5,504,513
Chief Executive Officer	2012	761,539	—	777,699	812,338	1,333,759	—	93,695	3,779,030
	2011	600,000	—	416,649	681,056	1,392,300	—	86,321	3,176,326

Robert F. Moran	2013	447,706	—	2,249,998	2,182,657	—	—	33,859	4,914,220
Former Chairman and	2012	1,146,154	—	2,249,981	2,350,235	2,676,499	—	144,065	8,566,934
Chief Executive Officer	2011	1,089,423	—	1,199,992	1,824,985	2,974,125	—	153,828	7,242,353

Joseph D. O’Leary	2013	701,861	—	777,714	759,951	704,295	—	73,704	3,017,525
President & Chief	2012	610,576	—	550,025	574,500	1,009,954	—	87,933	2,832,988
Operating Officer	2011	550,000	—	395,851	647,000	1,276,275	—	74,682	2,943,808

Carrie W. Teffner (6)	2013	370,192	197,374	349,961	350,411	315,126	—	183,501	1,766,565
Senior Vice President &
Chief Financial Officer

Lawrence P. Molloy	2013	514,230	—	—	—	204,082	—	57,413	775,725
Former EVP and	2012	559,615	—	588,658	535,406	925,659	—	77,790	2,687,128
Chief Financial Officer	2011	500,000	—	354,174	578,898	1,023,750	—	79,081	2,535,903

Bruce K. Thorn (7)	2013	420,192	—	302,648	293,561	333,843	—	36,575	1,386,819
Senior Vice President Store	2012	406,378	—	302,641	316,099	553,568	—	50,260	1,628,946
Operations and Services

Donald E. Beaver (8)	2013	411,153	—	297,504	288,583	279,995	—	35,562	1,312,797
Senior Vice President &
Chief Information Officer
____________________

(1)	Ms. Teffner was paid $100,000 as a sign on bonus, subject to forfeiture on a pro rata basis in the event of a voluntary termination or a termination for cause during the first year of her employment. Additionally, for fiscal 2013, she was guaranteed an annual incentive bonus award equal to the higher of the performance based award earned under the ESTIP based upon her partial fiscal year employment, or the award she would have earned under the ESTIP assuming a full fiscal year employment with a 100% payout at target. Full year payout at target resulted in the higher bonus amount of $412,500. The amount earned based on partial year employment and actual company performance is shown in the Non-Equity Incentive Plan Compensation column. The difference of $97,374 is included in the Bonus column.

(2)	For fiscal year 2013, this represents the grant date fair value of the PSUs at target computed in accordance with FASB ASC Topic 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 9 of the “Notes to Consolidated Financial Statements” on pages F-19 to F-24 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2014. The maximum payout for the 2013 PSU stock award is 200% of the grant value listed.

(3)	For fiscal year 2013, represents the aggregate fair value of stock options granted based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 9 of the “Notes to Consolidated Financial Statements” on pages F-19 to F-24 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2014.

(4)	PetSmart administers a nonqualified deferred compensation plan for its executives. No earnings from the PetSmart nonqualified deferred compensation plan are above market or preferential and therefore are not reportable.

(5)	The aggregate value of perquisites and other benefits provided in fiscal year 2013 are detailed in the chart below.

(6)	Ms. Teffner joined the company on June 3, 2013.

(7)	Mr. Thorn first became a NEO in fiscal year 2012; therefore, no compensation information is provided for the 2011 year.

(8)	Mr. Beaver first became a NEO in fiscal year 2013; therefore, no compensation information is provided for prior fiscal years.

Perquisites and other benefits

			Deferred
		Deferred	Comp.		Group
		Comp. Plan	Plan 401(k)	401(k)	Term Life	Exec
		Performance-	Restoration	Company	(Imputed	Choice	Executive	Relocation	Total All Other
Name and Principal Position	Year	based Match	Match	Match	Income)	(a)	Physical	(b)	Compensation
David K. Lenhardt	2013	$17,234	$23,084	$6,750	$1,060	$27,203	$2,187	—	$77,518
Chief Executive Officer

Robert F. Moran	2013	—	—	3,756	2,894	27,209	—	—	33,859
Former Chairman and
Chief Executive Officer

Joseph D. O’Leary	2013	15,000	17,989	5,365	3,350	24,506	7,494	—	73,704
President & Chief
Operating Officer

Carrie W. Teffner	2013	—	—	—	554	10,000	3,141	169,806	183,501
Senior Vice President and
Chief Financial Officer

Lawrence P. Molloy	2013	9,800	12,094	4,234	1,285	30,000	—	—	57,413
Former EVP and Chief
Financial Officer

Bruce K. Thorn	2013	8,346	9,965	3,317	666	14,281	—	—	36,575
Senior Vice President Store
Operations and Services

Donald E. Beaver	2013	1,641	3,013	1,099	1,865	17,598	10,346	—	35,562
Senior Vice President &
Chief Information Officer
____________________

(a)	Represents a limited taxable reimbursement for actual costs incurred for professional services such as financial planning, life insurance, estate planning and tax preparation, which are focused on assisting executive officers in achieving the highest value from their compensation package.

(b)	Represents $169,806 of company paid relocation expenses for Ms. Teffner. This benefit is subject to clawback in the event of a voluntary termination or a termination for cause prior to two years after the commencement of her relocation. During the first year following the commencement of her relocation, 100% of the benefit is to be repaid to the company. During the second year following the commencement of her relocation, the benefit is to be repaid on a pro rata basis.

STOCK AWARD GRANTS, EXERCISES AND PLANS

GRANTS OF PLAN-BASED AWARDS

									All Other
									Option	Exercise	Grant Date
									Awards:	or Base	Fair Value
									Number of	Price of	of Stock
			Estimated Future Payouts Under			Estimated Future Payouts			Securities	Option	and Stock
		Date of	Non-Equity Incentive			Under Equity Incentive			Underlying	Awards	Option
		Corporate	Plan Awards (1)			Plan Awards (2)			Options	($/Sh)	Awards
Name	Grant Date	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	(3)	(4)	(5)
David K. Lenhardt	3/25/2013	3/25/2013	$489,141	$978,282	$1,956,564	—	17,388	34,776	67,842	$61.98	$2,123,154
	6/14/2013	6/14/2013	—	—	—	—	9,389	18,778	37,769	69.23	1,308,692
Robert F. Moran	3/25/2013	3/25/2013	675,000	1,350,000	2,700,000	—	36,302	72,604	141,639	61.98	4,432,655
Joseph D. O’Leary	3/25/2013	3/25/2013	310,262	620,524	1,241,048	—	10,487	20,974	40,918	61.98	1,280,531
	6/14/2013	6/14/2013	—	—	—	—	1,845	3,690	7,420	69.23	257,134
Carrier W. Teffner	6/3/2013	5/7/2013	138,822	277,644	555,288	—	5,180	10,360	20,833	67.56	700,372
Lawrence P. Molloy	—	—	89,904	179,808	359,615	—	—	—	—	—	—
Bruce K. Thorn	3/25/2013	3/25/2013	147,067	294,134	588,268	—	4,883	9,766	19,050	61.98	596,209
Donald E. Beaver	3/25/2013	3/25/2013	123,346	246,692	493,384	—	4,800	9,600	18,727	61.98	586,087
____________________

(1)	Represents possible amounts payable under the ESTIP. For fiscal year 2013, the Compensation Committee of the Board of Directors selected the following business criteria pursuant to the ESTIP for determining the amount of possible cash bonuses to be awarded to each named executive officer for fiscal year 2013: (a) growth in EBT over prior year (adjusted for the 53rd week) weighted 70%; (b) growth in comparable store sales over prior year weighted 20%; (c) growth in E-Commerce sales over prior year (adjusted for the 53rd week) weighted 5%; and (d) growth in comparable dog hardgoods sales over prior year weighted 5%. The Compensation Committee approved the following target bonuses: David K. Lenhardt – 90% of base salary earned from the beginning of the fiscal year through June 13, 2013 and 120% of base salary earned through the remainder of the fiscal year; Robert F. Moran – 120% of base salary was not earned as a result of his resignation on June 14, 2014; Joseph D. O’Leary – 85% of base salary earned from the beginning of the fiscal year through June 13, 2013 and 90% of base salary earned through the end of the fiscal year; Carrie W. Teffner – 75% of base salary earned from her hire date on June 3, 2013 through the remainder of the fiscal year; Lawrence P. Molloy – 85% of base salary earned through June 30, 2013; Bruce K. Thorn – 70% of base salary; and Donald E. Beaver – 60% of base salary. The ESTIP is paid based on actual base salary earned during the fiscal year. The Compensation Committee approved a maximum payment of 200% of each named executive officer’s target bonus. The Compensation Committee also determined that no payout was to be made unless the minimum EBT growth was not achieved as described above.

(2)	Represents a PSU award granted under the 2011 Equity Incentive Plan at target. The performance period and the vesting period for these PSUs are three years. Vesting of some or all PSUs will accelerate: (a) in the event of death or disability; or (b) in the event of termination covered by the Executive Change in Control and Severance Benefit Plan. Also, in the event of a qualified retirement, shares may be earned and vest on a pro rata basis at the end of the performance period. (Please see “Employment and Severance Arrangements” below.)

(3)	Represents stock options granted under the 2011 Equity Incentive Plan. Options allow the participant to purchase a share of PetSmart common stock at the fair market value per share of PetSmart common stock on the date of grant. Stock options vest and become exercisable as to 25% of the shares on the yearly anniversary of the date of grant over four years. Vesting of some or all options will accelerate: (a) in the event of death, disability; or (b) a termination covered by the Executive Change in Control and Severance Benefit Plan. Also, in the event of a qualified retirement, options may continue to vest for up to three years after the date of retirement. (Please see “Employment and Severance Arrangements” below.)

(4)	Represents the closing price of our common stock on the grant date, as reported on the NASDAQ Global Select Market.

(5)	The discussion of the assumptions used for purposes of calculating the grant date fair value of the stock options and PSUs appears in Note 9 of the “Notes to Consolidated Financial Statements” on pages F-19 to F-24 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2014. PSU values are based on the payment of the PSUs at target values.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)		Option Exercise Price	Option Expiration Date	Number of Earned Shares or Units of Stock That Have Not Vested (2)		Market Value of Earned Shares or Units of Stock That Have Not Vested (8)	Equity Incentive Plan Award Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Award Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (8)
David K. Lenhardt	37,347	12,449	(1)	$31.75	3/22/2017	—		—	—		—
	31,676	31,678	(1)	40.78	3/21/2018	—		—	—		—
	14,015	42,047	(1)	57.80	3/13/2019	—		—	—		—
	—	67,842	(1)	61.98	3/24/2020	—		—	—		—
		37,769	(1)	69.23	6/13/2020	—		—	—		—
	—	—		—	—	15,326	(3)	$965,538	—		—
	—	—		—	—	—		—	26,910	(4)	$1,695,330
	—	—		—	—	—		—	17,388	(5)	1,095,444
	—	—		—	—	—		—	9,389	(6)	591,507

Robert F. Moran	—	—		—	—	—		—	—		—

Joseph D. O’Leary	—	12,449	(1)	31.75	3/22/2017	—		—	—		—
	—	30,094	(1)	40.78	3/21/2018	—		—	—		—
	9,912	29,736	(1)	57.80	3/13/2019	—		—	—		—
	—	40,918	(1)	61.98	3/24/2020	—		—	—		—
	—	7,420	(1)	69.23	6/13/2020	—		—	—		—

	—	—		—	—	14,561	(3)	917,343	—		—
	—	—		—	—	—		—	19,032	(4)	1,199,016
	—	—		—	—	—		—	10,487	(5)	660,681
	—	—		—	—	—		—	1,845	(6)	116,235

Carrie W. Teffner	—	20,833	(1)	67.56	6/2/2020	—		—	—		—
	—	—		—	—	—		—	5,180	(7)	326,340

Lawrence P. Molloy	—	12,449	(1)	31.75	3/22/2017	—		—	—		—
	—	26,926	(1)	40.78	3/21/2018	—		—	—		—
	—	27,713	(1)	57.80	3/13/2019	—		—	—		—
	—	—		—	—	13,028	(3)	820,764	—		—
	—	—		—	—	—		—	17,736	(4)	1,117,368

Bruce K. Thorn	1,069	—		27.22	12/15/2016	—		—	—		—
	—	9,827	(1)	31.75	3/22/2017	—		—	—		—
	—	19,653	(1)	40.78	3/21/2018	—		—	—		—
	5,453	16,362	(1)	57.80	3/13/2019	—		—	—		—
	—	19,050	(1)	61.98	3/24/2020	—		—	—		—
	—	—		—	—	9,509	(3)	599,067	—		—
	—	—		—	—	—		—	10,472	(4)	659,736
	—	—		—	—	—		—	4,883	(5)	307,629

	Option Awards				Stock Awards
								Equity Incentive
						Market	Equity Incentive	Plan Award
					Number	Value of	Plan Award	Market or
		Number of			of Earned	Earned	Number of	Payout Value
	Number of	Securities			Shares	Shares or	Unearned	of Unearned
	Securities	Underlying			or Units of	Units of	Shares, Units	Shares, Units
	Underlying	Unexercised			Stock That	Stock That	or Other Rights	or Other Rights
	Unexercised	Options	Option	Option	Have Not	Have Not	That Have Not	That Have Not
	Options	Unexercisable	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(2)	Price	Date	(2)	(8)	(2)	(8)
Donald E. Beaver	—	9,827 (1)	$31.75	3/22/2017	—	—	—	—
	—	19,653 (1)	40.78	3/21/2018	—	—	—	—
	—	16,084 (1)	57.80	3/13/2019	—	—	—	—
	—	18,727 (1)	61.98	3/24/2020	—	—	—	—
	—	—	—	—	9,509 (3)	$599,067	—	—
	—	—	—	—	—	—	10,294 (4)	$648,522
	—	—	—	—	—	—	4,800 (5)	302,400
____________________

(1)	Stock options vest and become exercisable as to 25% of the shares on the yearly anniversary of the date of grant over four years.

(2)	Special vesting rights may apply: (a) in the event of retirement, death, or disability; or (b) a termination covered by the Executive Change in Control and Severance Benefit Plan (please see “Employment and Severance Arrangements” below).

(3)	These amounts represent PSU awards actually earned for fiscal 2011 performance. These awards cliff vested on March 22, 2014, the third anniversary of the grant date.

(4)	These amounts represent the PSU awards that may be earned for fiscal 2012-2014 performance. Based upon performance to date, these awards are shown assuming maximum payout. These awards will cliff vest on March 14, 2015, the third anniversary of the grant date. However, final determination of actual awards earned will not be made until the end of the performance period at the end of fiscal year 2014.

(5)	These amounts represent the PSU awards that may be earned for fiscal 2013-2015 performance. Based upon performance to date, these awards are shown assuming target payout. These awards will cliff vest on March 25, 2016, the third anniversary of the grant date. However, final determination of actual awards earned will not be made until the end of the performance period at the end of fiscal year 2015.

(6)	These amounts represent the PSU awards that may be earned for fiscal 2013-2015 performance. Based upon performance to date, these awards are shown assuming target payout. These awards will cliff vest on June 14, 2016, the third anniversary of the grant date. However, final determination of actual awards earned will not be made until the end of the performance period at the end of fiscal year 2015.

(7)	These amounts represent the PSU awards that may be earned for fiscal 2013-2015 performance. Based upon performance to date, these awards are shown assuming target payout. These awards will cliff vest on June 3, 2016, the third anniversary of the grant date. However, final determination of actual awards earned will not be made until the end of the performance period at the end of fiscal year 2015.

(8)	Calculated by multiplying the number of shares of PSUs by the closing price ($63.00) of PetSmart’s common stock on January 31, 2014, the last trading day of our 2013 fiscal year, as reported on the NASDAQ Global Select Market.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise	(1)	Vesting	(2)
David K. Lenhardt	27,521	$1,566,559	15,473	$963,040
Robert F. Moran	538,895	24,046,820	49,607	3,087,540
Joseph D. O’ Leary	55,016	1,970,936	15,473	963,040
Carrie W. Teffner	—	—	—	—
Lawrence P. Molloy	62,670	2,014,416	15,473	963,040
Bruce K. Thorn	22,003	777,291	12,213	760,137
Donald E. Beaver	45,701	1,724,781	12,213	760,137
____________________

(1)	The value realized on exercise is based on the sales price of our common stock on the exercise date. The value realized was determined without considering any taxes that may have been owed. The exercise price of each stock option was equal to the closing price of our common stock as reported on the NASDAQ Global Select Market for the date of grant or, in certain instances, the last trading day prior to the date of grant.

(2)	The value realized on vesting of stock awards represents the closing price of our common stock on the vesting date of the stock award as reported on the NASDAQ Global Select Market, or in certain instances, the last trading day prior to the vest date. The value realized was determined without considering any taxes that may have been owed.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate
	Contribution	Contributions	Earnings in	Aggregate	Aggregate
	in Last FY	in Last FY	Last FY	Withdrawals/	Balance at
Name	(1)	(2)	(3)	Distributions	Last FY
David K. Lenhardt	$130,496	$55,191	$440,226	—	$2,900,128
Robert F. Moran	304,639	86,570	928,377	$6,940,517	—
Joseph D. O’ Leary	903,554	44,699	354,393	—	4,394,442
Carrie W. Teffner	—	—	—	—	—
Lawrence P. Molloy	527,723	40,446	23,469	—	1,839,585
Bruce K. Thorn	60,783	29,175	28,288	—	568,088
Donald E. Beaver	13,030	6,969	58,881	—	338,058
____________________

(1)	Amounts in this column are reported as compensation earned in the “Summary Compensation Table.”

(2)	Amounts in this column are comprised of Performance-Based Match and 401(k) Restoration Match earned in 2012 and paid in 2013.

(3)	None of the amounts in this column represent above market or preferential earnings and therefore are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table”.

Nonqualified Deferred Compensation Plans

General

     We maintain the PetSmart, Inc. Amended and Restated Deferred Compensation Plan, or Frozen Deferred Compensation Plan, and the PetSmart, Inc. 2005 Deferred Compensation Plan, or the 2005 Deferred Compensation Plan, and collectively, the Deferred Compensation Plans. The Frozen Deferred Compensation Plan was established effective as of March 26, 2002, and its terms govern amounts that were earned and vested by participants as of December 31, 2004 (and any earnings on such amounts). No further deferrals or contributions may be made under the Frozen Deferred Compensation Plan as of December 31, 2004. The 2005 Deferred Compensation Plan was established effective after January 1, 2005, and its terms govern all amounts that were deferred by participants or other contributions to participants’ accounts by PetSmart on or after January 1, 2005, (and any earnings on such amounts).

     The Deferred Compensation Plans are non-tax-qualified, unfunded and unsecured deferred compensation plans that are intended to provide a select group of management and highly compensated employees (including executive, senior and corporate officers) and Board of Directors the opportunity to defer receipt and taxation of certain forms of compensation.

Compensation Eligible for Deferral and Company Contributions

     The 2005 Deferred Compensation Plan allows participants to defer the following amounts: (i) up to 75% of annual base salary; (ii) up to 100% of bonus or incentive compensation that is payable in cash; (iii) up to 100% of directors’ fees that are payable in cash; (iv) 100% of any annual 401(k) plan refund offset amounts (amounts that may be refunded to participants from the PetSmart’s 401(k) plan as a result of certain annual IRS nondiscrimination testing); (v) 100% of any annual 401(k) plan reduction amounts (amounts that participants may not be able to defer under our 401(k) plan as a result of certain annual IRS deferral limits); and (vi) 100% of any 401(k) excess compensation amounts (amounts that participants may not be able to defer under our 401(k) plan as a result of certain annual IRS compensation limits). The same types of compensation were permitted to be deferred under the Frozen Deferred Compensation Plan, with the exception of the 401(k) excess compensation amount which was added by a plan amendment effective January 1, 2011.

     Under the 2005 Deferred Compensation Plan, we may contribute to participants’ accounts annual 401(k) plan restoration matching contributions that are intended to provide participants with amounts that were not able to be made as matching contributions under our 401(k) plan due to the refund, reduction or excess compensation amounts described above. In addition, we contribute to participants’ accounts by applying matching amounts at rates of 10% to 50% against employee contributions made in amounts up to 10% of base salary, with matching amounts above 10% being performance contingent on our achievement of certain pre-tax earnings targets established by the Compensation Committee. The Frozen Deferred Compensation Plan also provided for 401(k) plan restoration matching contributions and performance-based matching amounts.

     Participants are fully vested in all amounts deferred or credited to their accounts under the Deferred Compensation Plans, except that any 401(k) plan restoration matching contributions and performance-based matching amounts become fully vested only after participants have completed five years of service with PetSmart. However, in the event of a participant’s retirement, disability, death during employment or a change in control of PetSmart, all amounts become immediately and fully vested.

Earnings

     Account balances under the Deferred Compensation Plans are credited with investment earnings (or losses) based on the performance of certain measurement funds selected by participants. Participants may change their investment selections prospectively on a daily basis. The measurement funds offered under the Deferred Compensation Plans are selected by the 401(k)/Deferred Compensation Administrative Committee and may change from time to time. As of December 31, 2013, the measurement funds offered under the Deferred Compensation Plans are as follows (with 2013 annual rates of return indicated for each:

	Annualized		Annualized
Investment Fund	Return	Investment Fund	Return
Advisor Managed Portfolio -		T Rowe Price New America Growth	38.01%
Conservative Allocation	3.00%	Goldman Sachs VIT Mid Cap Value	32.89%
Advisor Managed Portfolio -		NVIT Mid Cap Index - Class I	33.05%
Moderate Allocation	6.24%	T Rowe Price Mid Cap Growth - Class II	36.40%
Advisor Managed Portfolio -		Delaware VIPT Small Cap Value Series -
Moderate Growth Allocation	10.62%	Service Class	33.17%
Advisor Managed Portfolio -		Royce Capital Micro-Cap -
Growth Allocation	15.25%	Investment Class	20.99%
Advisor Managed Portfolio -		Dreyfus IP Small Cap Stock Index -
Aggressive Allocation	20.27%	Service Shares	40.71%
NVIT Money Market - Class V	0.00%	Legg Mason Clearbridge Partners
PIMCO VIT Real Return - Admin Shares	-9.22%	Small Cap Growth - Class I	47.05%
T Rowe Price VIP Limited Term Bond	0.13%	MFS VIT International Value -
PIMCO VIT Total Return -		Service Class	27.63%
Admin Shares	-1.96%	American Fund IS International - Class 2	21.63%
MFS VIT Value Series - Service Class	35.59%	Invesco V I International Growth -
Dreyfus Stock Index - Initial Shares	32.03%	Series I Shares	19.01%
Fidelity VIP II Contrafund -		Janus Aspen Series Overseas -
Service Class	31.14%	Services Shares	14.28%

Distributions and Withdrawals

     Timing of Distributions and Withdrawals. In general, distributions and withdrawals are permitted on dates preselected by participants or upon certain other events. In the case of the Frozen Deferred Compensation Plan, distribution elections in effect on December 31, 2004 will remain in effect, subject to the ability of a participant to change such elections as provided in the Frozen Deferred Compensation Plan. In the case of the 2005 Deferred Compensation Plan, the time and manner of making and changing elections is governed by Section 409A of the Internal Revenue Code. Distribution events include:

  Termination of employment (including retirement);

  Change in control of PetSmart (2005 Deferred Compensation Plan only);

  Death;

  Disability;

  Unforeseen financial emergency, as determined by the 401(k)/Deferred Compensation Administrative Committee; and

  In the case of the Frozen Deferred Compensation Plan only, a participant may elect to withdraw his or her entire account balance at any time, as determined by the 401(k)/Deferred Compensation Administrative Committee, less a 10% withdrawal penalty.

Limitations on distributions elections:

  Under the 2005 Deferred Compensation Plan, amounts attributable to our 401(k) plan restoration matching contributions or performance-based matching amounts (except for installments payable upon retirement) will only be paid upon the earliest to occur of death, disability, termination of employment or retirement.

  In accordance with Section 409A of the Internal Revenue Code, all distributions under the 2005 Deferred Compensation Plan that are payable to certain “specified employees” upon a separation from service with the company will be delayed for at least six months following separation.

  A participant may elect to receive a distribution of amounts in his or her account under the Deferred Compensation Plans (other than any amounts attributable to 401(k) plan refund offset or reduction amounts, 401(k) plan restoration matching contributions and performance-based matching amounts) on a date designated by the participant, provided that such date is at least three plan years after the end of the plan year in which the amount is deferred.

     Form of Distribution or Withdrawal. In general, permitted distributions or withdrawals may be made in the form of either a lump sum distribution or in installments as pre-selected by the participants subject to a number of restrictions and limitations. Some of the more material limitations are as follows:

  Under the Deferred Compensation Plans, amounts that are payable upon retirement may be made in the form of a lump sum or in installments not to exceed fifteen years.

  Under the 2005 Deferred Compensation Plan, amounts payable upon termination of employment (prior to retirement, death or disability) may be made in two annual installments if the account balance exceeds $100,000 or in a lump sum if the account balance is $100,000 or less.

  Under the Frozen Deferred Compensation Plan, amounts payable upon termination of employment (prior to retirement, death or disability) may be made in a lump sum or installments of up to five years if the account balance is $50,000 or more, or in a lump sum if the account balance is less than $50,000.

  If a participant dies before he or she retires, terminates employment or incurs a disability, the participant’s beneficiary will receive a benefit equal to the participant’s account balance. Any such benefit under the 2005 Deferred Compensation Plan will be paid in the form of a lump sum, while any such benefit under the Frozen Deferred Compensation Plan will be paid in the form of a lump sum if the amount is less than $50,000, or in a lump sum or installments of up to five years if the amount is $50,000 or more.

  If a participant becomes disabled before his or her account balance under the Deferred Compensation Plans has been fully distributed, the remaining amount will be distributed in a lump sum.

  To the extent permitted by Section 409A of the Internal Revenue Code, upon a change in control of PetSmart, participants’ account balances under the 2005 Deferred Compensation Plan will be immediate.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Employment Agreements

     We entered into an amended and restated employment agreement with Robert F. Moran, our former Chairman of the Board and Chief Executive Officer, dated September 24, 2008, which terminated by its terms as a result of Mr. Moran’s resignation in June 2013. Mr. Moran received no severance or other benefits in connection with his resignation.

Executive Change in Control and Severance Benefit Plan

     In March 2011, PetSmart adopted an Amended and Restated Executive Change in Control and Severance Benefit Plan for certain of our executive officers and other officers to provide certain severance benefits and/or certain benefits upon a change in control. The plan was further amended and restated in March 2014. Certain new provisions reflected in the 2014 amended and restated plan relate to changes that reduce certain benefits payable on a change in control, including elimination of: (1) the single trigger equity acceleration previously applicable to 50% of unvested equity grants; and (2) all excise tax gross-up benefits that previously applied for certain grandfathered executives. (Please see “Compensation Discussion and Analysis” section on “Severance and Change in Control Arrangements” above.) The description provided in this section is based on the plan in effect as of February 2, 2014, the last day of PetSmart’s fiscal year. The lump-sum salary payment factors and other benefits available under the plan were established in consultation with an independent executive compensation consultant retained by the Committee after a review and analysis of the type and level of benefits offered to comparable executives of our peer group companies at the time the plan was adopted. “Change in Control” is generally defined as: (i) a sale or other disposition of all or substantially all of the PetSmart’s assets; (ii) the direct or indirect acquisition by a party of securities representing 25% or more of the combined voting power of PetSmart’s then-outstanding shares; (iii) a merger, consolidation or similar transaction involving PetSmart after which our stockholders immediately prior to the transaction do not own more than 75% of the PetSmart’s voting securities; or (iv) a change within a two year period of a majority of our directors who were in office at the beginning of such period (unless two-thirds of such directors have approved the new directors).

     Upon a change in control, the plan provides that:

  50% of all outstanding equity awards for the executive officers will immediately vest, and the remaining outstanding equity awards will vest on the earliest of: (1) a termination that is covered by the plan; (2) normal vesting; or (3) the passage of three years from the change in control; and

  the executive officer will, subject to certain exceptions, have at least a 12-month period to exercise his or her options following a change in control.

     Upon an involuntary termination without cause or constructive termination that is covered by the plan (whether or not in connection with a change in control), the plan provides:

  for a lump sum salary payment equal to a factor multiplied by the greater of: (1) the executive officer’s current monthly salary multiplied by 12; or (2) the greatest amount of base salary received in any 12-month period within the prior three years. The factors are as follows (they may be reduced in the event the executive officer is employed with PetSmart for less than 12 months):
■	Executive Chairman	2.0
■	Chief Executive Officer	2.0
■	Chief Operating Officer	2.0
■	President	1.5
■	Executive/Senior Vice President	1.5
■	Vice President	1.0

     If an executive is subject to more than one factor due to holding multiple titles, the highest factor will apply.

  that the executive officer will be entitled (but not obligated) to continue health care coverage, life insurance coverage, outplacement benefits, and other enumerated executive benefits with PetSmart. PetSmart will continue to subsidize the portion of the premiums and benefits payable on account of the executive officer for 1.0 to 2.0 years (one year in the case of outplacement benefits or, in the case of health care coverage, until the executive officer obtains coverage from another source).

     Upon a covered termination within three months prior to or within 36 months following a change in control, the plan provides:

  for a lump sum bonus payment equal to a factor (shown above) multiplied by the sum of the largest amount of any cash incentive payouts (including certain restricted stock or restricted stock units paid in lieu of cash incentive payouts) that were paid to the executive officer during any consecutive 12-month period in the three years immediately preceding the change in control.

     As a condition of receiving these severance benefits, our executive officers will be required to sign a release of claims and confirm their existing post-termination obligations regarding keeping confidential our proprietary information; refraining from soliciting our employees, other service providers, or suppliers for a limited period of time; and/or not competing with PetSmart for a limited period of time.

     In addition, pursuant to our 2003 Equity Incentive Plan, 2006 Equity Incentive Plan, and 2011 Equity Incentive Plan, in the event of a change in control in which any surviving corporation does not assume or continue outstanding equity awards, then with respect to equity awards held by persons then performing services as employees, directors, or consultants, the time during which such equity awards may be exercised shall be accelerated and the equity awards terminated if not exercised prior to such event.

Non-Compete Agreements

     Each executive officer has entered into a non-compete agreement that prohibits such executive officer from competing with us for a period of one year after termination of his or her employment with PetSmart.

Retirement, Death, and Disability Benefits

     Our executive officers are not generally entitled to any special benefits upon retirement, disability or death, except as follows, and the Board of Directors has broad flexibility pursuant to the terms of our equity incentive plans to establish or change from time to time the terms of any equity award granted there under, including terms related to retirement, death, and disability:

Retirement

     PSUs granted under the 2006 Equity Incentive Plan and 2011 Equity Incentive Plan will pro rata vest in the event of a retirement termination, which occurs when an eligible retiree terminates service with PetSmart pursuant to their voluntary cessation of employment, but only if: (i) such voluntary cessation has been designated by PetSmart, in our sole discretion, as a retirement, (ii) PetSmart determines that such resignation is not detrimental to it, and (iii) the employee enters into a non-competition agreement in a form acceptable to PetSmart. An employee is an eligible retiree if, at the time of their cessation of employment, he or she is: (1) an employee, (2) at least 55 years of age, and (3) has been continuously employed by PetSmart during the five-year period ending on the date of his or her termination. Upon an eligible retirement termination, unvested PSUs on the retirement date will vest on the later of the retirement date or the date of the end of the performance period with the number of shares earned determined as follows: for each grant of PSUs, the number of unvested PSUs in such grant will be multiplied by the quotient achieved by dividing the number of completed months worked during the vesting period of such grant by the total number of months in the vesting period. The resulting PSU shares will be adjusted by the performance multiplier approved by Compensation Committee.

     With respect to stock options, in the event of a retirement termination: (i) vested stock options outstanding for at least six months on the retirement date will remain exercisable until the earlier of the original option expiration date or the third anniversary of the retirement date (provided this will not apply to options outstanding as of the end of fiscal year 2010 and held by executive officers who were retiree eligible as of the end that fiscal year); and (ii) unvested stock options granted in fiscal year 2011 or later that are outstanding for at least six months on the retirement date will continue to vest during the three-year period after the retirement date, and will be exercisable until the earlier of the original expiration date or the third anniversary of the retirement date (provided this will not apply to option grants to executive officers who were retiree eligible as of the end of fiscal year 2010).

     In addition, ESTIP participants who retire (generally at least age 55 with at least five years of continuous service) during a performance period will receive prorated payments at the same time as other participants based on the achievement of established performance objectives of the performance period.

Death or Disability

     PetSmart provides company-paid long-term disability insurance to eligible full-time employees with a monthly benefit in the amount of 60% of qualified salary to a maximum of $10,000 per month. All of our executive officers receive company-paid long-term disability coverage that provides a monthly benefit of 66 2/3% of qualified salary to a maximum of $15,000 per month.

     If an employee dies or becomes disabled while employed by PetSmart, vesting of unvested PSUs will accelerate to the date of death or disability as follows: for each grant of restricted stock or PSUs, the number of unvested restricted shares and PSUs in such grant will be multiplied by the quotient achieved by dividing the number of completed months worked during the vesting period of such grant by the total number of months in the vesting period, and the resulting number of unvested restricted shares and PSUs will vest as of the date of death or disability. All unvested stock options will immediately vest as of the date of death or disability, and all vested stock options, including those whose vesting is accelerated as described above, shall be exercisable until the earlier of the third anniversary of the date of death or disability or the fixed expiration date of the original option term.

     In addition, ESTIP participants who die or become totally or permanently disabled during a performance period shall receive prorated payments based on the participant’s target award for the performance period.

Benefits Derived from a Departure

     The following tables describe the potential payments to each of the named executive officers upon his or her retirement, disability, death, and termination without good cause, or constructive termination, if applicable, both in connection with a change in control and not in connection with a change in control, as if such event had occurred on February 2, 2014. The tables do not include benefits generally available to all employees or payments and benefits that the named executive officers would have already earned during their employment with us whether or not a termination or change in control had occurred. The tables also do not include benefits under our nonqualified deferred compensation plans. Please see the section entitled “Nonqualified Deferred Compensation” for a description of accumulated benefits under our nonqualified deferred compensation plans. Actual amounts payable can only be determined at the time of termination or change in control. No tabular disclosure is provided for Mr. Moran as Mr. Moran resigned from PetSmart prior to February 2, 2014 and did not receive any compensation or benefits in connection with his resignation.

David K. Lenhardt

					Stock		Performance				Excise Tax
Type of Event	Salary		Bonus		Options		Share Units		Benefits		Gross-Up
Termination with Cause	$—		$—		$—		$—		$—		$—
Termination without Good Cause or
Constructive Termination	1,900,000	(1)	—		—		—		72,098	(2)	—
Termination in connection with Change
in Control (7)	1,900,000	(1)	2,784,600	(3)	1,380,760	(4)	3,500,154	(5)	72,098	(2)	—
Retirement	—		—		—		—		—		—
Disability	—		—		1,380,760	(4)	1,849,220	(6)	—		—
Death	—		—		1,380,760	(4)	1,849,220	(6)	—		—
____________________

(1)	Represents Mr. Lenhardt’s base salary as of February 2, 2014 multiplied by 2.0.

(2)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for 18 months.

(3)	Represents Mr. Lenhardt’s largest incentive bonus paid for the previous three years prior to February 2, 2014 multiplied by 2.0.

(4)	Represents the value as of February 2, 2014 of all the unvested stock options that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(5)	Represents the value as of February 2, 2014 of all unvested PSUs that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013).

(6)

Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 through 2013 that would accelerate vest on a pro rated basis under the death and disability provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 and 2013 PSU grants, shares are not yet earned as the related performance periods have not been completed. Under the provisions of these grants, shares become earned and pro rata vest at the target amounts of the awards at the time of the related event. Applicable payouts are to be made as soon as administratively possible following a death or disability event.

(7)	Under these circumstances, the officer is entitled to partial accelerated vesting on outstanding grants notwithstanding continuation of employment (although this entitlement will not be available on future grants made after fiscal 2013). Please see footnotes (4) and (5) above.

Joseph D. O’Leary

					Stock		Performance				Excise Tax
Type of Event	Salary		Bonus		Options		Share Units		Benefits		Gross-Up
Termination with Cause	$—		$—		$—		$—		$—		$—
Termination without Good Cause or
Constructive Termination	1,500,000	(1)	—		—		—		61,760	(2)	—
Termination in connection with Change
in Control (9)	1,500,000	(1)	2,552,550	(3)	1,254,083	(4)	2,293,767	(5)	61,670	(2)	—
Retirement	—		—		865,052	(6)	1,805,235	(7)	—		—
Disability	—		—		1,254,083	(4)	1,438,869	(8)	—		—
Death	—		—		1,254,083	(4)	1,438,869	(8)	—		—
____________________

(1)	Represents Mr. O’Leary’s base salary as of February 2, 2014 multiplied by 2.0.

(2)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for 18 months.

(3)	Represents Mr. O’Leary’s largest incentive bonus paid for the previous three years prior to February 2, 2014 multiplied by 2.0.

(4)	Represents the value as of February 2, 2014 of all the unvested stock options that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(5)	Represents the value as of February 2, 2014 of all unvested PSUs that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013).

(6)	Represents the value as of February 2, 2014 of unvested stock options that would continue to vest under the retirement provisions, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(7)	Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 through 2013 that are eligible for pro rata vesting under the retirement provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 and 2013 PSU grants, based upon performance to date the maximum and target amounts of shares granted, respectively, are used in the valuations. However, payouts under these grants are not made until after the end of the respective performance periods when the actual number of shares earned will be determinable.

(8)

Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 through 2013 that would accelerate vest on a pro rated basis under the death and disability provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 and 2013 PSU grants, shares are not yet earned as the related performance periods have not been completed. Under the provisions of these grants, shares become earned and pro rata vest at the target amounts of the awards at the time of the related event. Applicable payouts are to be made as soon as administratively possible following a death or disability event.

(9)	Under these circumstances, the officer is entitled to partial accelerated vesting on outstanding grants notwithstanding continuation of employment (although this entitlement will not be available on future grants made after fiscal 2013). Please see footnotes (4) and (5) above.

Actual Termination Benefits for Mr. O’Leary

     As a result of Mr. O’Leary’s retirement on April 4, 2014, he is eligible for (i) continued participation in the fiscal year 2014 ESTIP based on salary earned through his retirement date with an estimated payout at target of $117,000; and (ii) retirement treatment of outstanding stock options and performance share units as provided under the applicable agreements and related plan documents. As of his retirement date, Mr. O’Leary will have 71,125 unvested stock options granted on or after March 22, 2011 that will continue to vest until the earlier of three years or the option expiration date for options outstanding at least six months at the time of retirement with an estimated value of $906,332 based on a closing stock price of $69.64 on April 4, 2014. In addition, Mr. O’Leary will be eligible for pro rata vesting of his unvested PSUs based on the completed number of months of service from grant date to retirement date. The resulting retirement eligible PSUs will not vest until the end of the respective performance periods, at which time the applicable performance multiplier will be applied to determine the actual number of earned shares. Based upon performance to date, Mr. O’Leary would be eligible to vest in 16,645 shares with an estimated value of $1,159,158 based on a closing stock price of $69.64 on April 4, 2014.

Carrie W. Teffner

				Stock		Performance				Excise Tax
Type of Event	Salary		Bonus	Options		Share Units		Benefits		Gross-Up
Termination with Cause	$—		$—	$—		$—		$—		$—
Termination without Good Cause or
Constructive Termination	825,000	(1)	—	—		—		40,288	(2)	—
Termination in connection with Change
in Control (6)	825,000	(1)	—	—	(3)	326,340	(4)	40,288	(2)	—
Retirement	—		—	—		—		—		—
Disability	—		—	—	(3)	63,455	(5)	—		—
Death	—		—	—	(3)	63,455	(5)	—		—
____________________

(1)	Represents Ms. Teffner’s base salary as of February 2, 2014 multiplied by 1.5.

(2)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for 18 months.

(3)	Represents the value as of February 2, 2014 of unvested stock options with no value indicated as the grant price per share related to Ms. Teffner’s outstanding grant is greater than the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013).

(4)	Represents the value as of February 2, 2014 of all unvested PSUs that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2012).

(5)	Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal year 2013 that would accelerate vest on a pro rated basis under the death and disability provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2013 PSU grant, shares are not yet earned as the related performance period has not been completed. Under the provisions of these grants, shares become earned and pro rata vest at the target amounts of the awards at the time of the related event. Applicable payouts are to be made as soon as administratively possible following a death or disability event.

(6)	Under these circumstances, the officer is entitled to partial accelerated vesting of the outstanding grant notwithstanding continuation of employment (although this entitlement will not be available on future grants made after fiscal 2013). Please see footnotes (3) and (4) above.

Lawrence P. Molloy

			Stock		Performance			Excise Tax
Type of Event	Salary	Bonus	Options		Share Units		Benefits	Gross-Up
Termination with Cause (1)	$—	$—	$—		$—		$—	$—
Termination without Good Cause or
Constructive Termination (1)	—	—	—		—		—	—
Termination in connection with Change
in Control (1)	—	—	—		—		—	—
Retirement	—	—	—		—		—	—
Disability	—	—	1,131,435	(2)	1,116,584	(3)	—	—
Death	—	—	1,131,435	(2)	1,116,584	(3)	—	—
____________________

(1)	As of June 30, 2013, Mr. Molloy was no longer a Section 16 officer of PetSmart and no longer eligible to participate in the Executive Change in Control and Severance Benefit Plan after that date.

(2)	Represents the value of all the unvested stock options as of February 2, 2014, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(3)	Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 and 2012 that would accelerate vest on a pro rated basis under the death and disability provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 PSU grant, shares are not yet earned as the related performance period has not been completed. Under the provisions of this grant, shares become earned and pro rata vest at the target amounts of the awards at the time of the related event. Applicable payouts are to be made as soon as administratively possible following a death or disability event.

Actual Termination Benefits for Mr. Molloy

     On November 13, 2012, PetSmart entered into a letter agreement (the “Letter Agreement”) with Mr. Molloy, our Executive Vice President and Chief Financial Officer, pursuant to which Mr. Molloy was in his current position through June 30, 2013 (the “Transition Date”), and then continue as a special advisor to the Chief Executive Officer through March 31, 2014 (the “Separation Date”). As special advisor, Mr. Molloy was, among other things, provide guidance and transition assistance as requested by PetSmart. The Letter Agreement provided for the following compensation and benefits to Mr. Molloy: (i) salary continuation of $45,833 per month through the Transition Date, and thereafter $40,833 per month through the Separation Date; (ii) $45,000 payable within 30 days after the Separation Date or his last day of employment with PetSmart, if earlier, as consideration for signing a release of claims in connection with termination of employment on the Separation Date or his last day of employment with PetSmart, if earlier; (iii) continued participation in the ESTIP with respect to the 2012 and 2013 fiscal years with a target award of 85% of salary; provided, that the award earned for fiscal 2013 was based on the salary earned in fiscal 2013 through the Transition Date; (iv) treatment of outstanding stock options and performance share units as provided under the applicable agreements and related plan documents; provided, that Mr. Molloy was entitled to receive a prorated portion of the performance share units deemed earned following the 2014 fiscal year-end under the award granted to him on March 14, 2012, based on the months worked through the Separation Date; and (v) continued vacation benefits and health, life and disability insurance coverage through the Separation Date, and continued participation in the executive benefits programs and the executive physical program through the Transition Date.

Bruce K. Thorn

					Stock		Performance				Excise Tax
Type of Event	Salary		Bonus		Options		Share Units		Benefits		Gross-Up
Termination with Cause	$—		$—		$—		$—		$—		$—
Termination without Good Cause or
Constructive Termination	637,500	(1)	—		—		—		44,537	(2)	—
Termination in connection with Change
in Control (7)	637,500	(1)	830,352	(3)	848,297	(4)	1,236,564	(5)	44,537	(2)	—
Retirement	—		—		—		—		—		—
Disability	—		—		848,297	(4)	852,824	(6)	—		—
Death	—		—		848,297	(4)	852,824	(6)	—		—
____________________

(1)	Represents Mr. Thorn’s base salary as of February 2, 2014 multiplied by 1.5.

(2)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for 18 months.

(3)	Represents Mr. Thorn’s largest incentive bonus paid for the previous three years prior to February 2, 2014 multiplied by 1.5.

(4)	Represents the value as of February 2, 2014 of all the unvested stock options that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(5)	Represents the value as of February 2, 2014 of all unvested PSUs that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013).

(6)	Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 through 2013 that would accelerate vest on a pro rated basis under the death and disability provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 and 2013 PSU grants, shares are not yet earned as the related performance periods have not been completed. Under the provisions of these grants, shares become earned and pro rata vest at the target amounts of the awards at the time of the related event. Applicable payouts are to be made as soon as administratively possible following a death or disability event.

(7)	Under these circumstances, the officer is entitled to partial accelerated vesting on outstanding grants notwithstanding continuation of employment (although this entitlement will not be available on future grants made after fiscal 2013). Please see footnotes (4) and (5) above.

Donald E. Beaver

					Stock		Performance				Excise Tax
Type of Event	Salary		Bonus		Options		Share Units		Benefits		Gross-Up
Termination with Cause	$—		$—		$—		$—		$—		$—
Termination without Good Cause or
Constructive Termination	619,064	(1)	—		—		—		44,527	(2)	—
Termination in connection with Change
in Control (9)	619,064	(1)	800,103	(3)	846,522	(4)	1,225,728	(5)	44,527	(2)	—
Retirement	—		—		539,428	(6)	1,046,105	(7)	—		—
Disability	—		—		846,522	(4)	847,945	(8)	—		—
Death	—		—		846,522	(4)	847,945	(8)	—		—
____________________

(1)	Represents Mr. Beaver’s base salary as of February 2, 2014 multiplied by 1.5.

(2)	Represents the value of healthcare coverage, life insurance, outplacement benefits and the enumerated benefits for 18 months.

(3)	Represents Mr. Beaver’s largest incentive bonus paid for the previous three years prior to February 2, 2014 multiplied by 1.5.

(4)	Represents the value as of February 2, 2014 of all the unvested stock options that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(5)	Represents the value as of February 2, 2014 of all unvested PSUs that would accelerate vest, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013).

(6)	Represents the value as of February 2, 2014 of unvested stock options that would continue to vest under the retirement provisions, calculated by multiplying the number of unvested shares by the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013), and then subtracting the option strike price.

(7)	Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 through 2013 that are eligible for pro rata vesting under the retirement provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 and 2013 PSU grants, based upon performance to date the maximum and target amounts of shares granted, respectively, are used in the valuations. However, payouts under these grants are not made until after the end of the respective performance periods when the actual number of shares earned will be determinable.

(8)	Represents the value as of February 2, 2014 of unvested PSUs granted during fiscal years 2011 through 2013 that would accelerate vest on a pro rated basis under the death and disability provisions of the respective grants. The value shown is based on the closing price of our common stock as reported on the NASDAQ Global Select Market on January 31, 2014 (the last trading day of fiscal year 2013). With respect to the 2011 PSU grant, actual earned shares equal to 150% of the target amount of shares granted are used in the valuation. With respect to the 2012 and 2013 PSU grants, shares are not yet earned as the related performance periods have not been completed. Under the provisions of these grants, shares become earned and pro rata vest at the target amounts of the awards at the time of the related event. Applicable payouts are to be made as soon as administratively possible following a death or disability event.

(9)	Under these circumstances, the officer is entitled to partial accelerated vesting on outstanding grants notwithstanding continuation of employment (although this entitlement will not be available on future grants made after fiscal 2013). Please see footnotes (4) and (5) above.

Actual Termination Benefits for Mr. Beaver

     As a result of Mr. Beaver’s retirement on April 4, 2014, he is eligible for (i) continued participation in the fiscal year 2014 ESTIP based on salary earned through his retirement date with an estimated payout at target of $43,000; and (ii) treatment of outstanding stock options and performance share units as provided under the applicable agreements and related plan documents for a retirement. As of his retirement date, Mr. Beaver will have 34,596 unvested stock options granted on or after March 22, 2011 that will continue to vest until the earlier of three years or the option expiration date for options outstanding at least six months at the time of retirement with an estimated value of $518,160 based on a closing stock price of $69.64 on April 4, 2014. In addition, Mr. Beaver will be eligible for pro rata vesting of his unvested PSUs based on the completed number of months of service from grant date to retirement date. The resulting retirement eligible PSUs will not vest until the end of the respective performance periods, at which time the applicable performance multiplier will be applied to determine the number of actual earned shares. Based upon performance to date, Mr. Beaver would be eligible to vest in 8,463 shares with an estimated value of $589,363 based on a closing stock price of $69.64 on April 4, 2014.

     In addition, because Mr. Beaver was requested by the company to accelerate his planned retirement date to April 4, 2014, he also qualified for the following benefits under the Amended and Restated Executive Change in Control and Severance Benefit Plan: (i) salary continuation for 78 weeks paid weekly with an aggregate value of $619,000; and (ii) 18 months of continued company subsidized benefits including health insurance, life insurance, unused Executive Choice up to $20,000, executive physical and outplacement assistance, with an estimated total value of $45,000.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

     Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2011 Annual Meeting, our stockholders indicated their preference that we solicit a non-binding advisory approval of the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The next vote will occur at the 2015 Annual Meeting. This proposal gives stockholders the opportunity to endorse or not endorse our fiscal year 2013 executive compensation philosophy, programs and policies and the compensation paid to the named executive officers.

     As discussed in the Compensation Discussion and Analysis and Compensation Committee Report, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance. The majority of our named executive officers’ compensation is made in the form of long-term equity awards that incentivize management to achieve results to the mutual benefit of stockholders and management. Moreover, a significant portion of our named executive officers’ cash compensation is paid in the form of annual performance bonuses under the ESTIP, which are paid only if we achieve defined performance measures established by the Compensation Committee. In addition, we recognize that a strong governance framework is essential to an effective executive compensation program. The framework and executive compensation philosophy are established by an independent Compensation Committee that is advised by an independent consultant. The following items reflect our commitment to pay for performance, shared ownership principles and alignment with long-term stockholder interests, and to maintain a strong executive compensation governance framework:

  Variable compensation that is heavily weighted on long-term incentives to align compensation with sustained stockholder returns. In fiscal 2013, one hundred percent of long-term incentive awards for named executive officers were performance-based equity (stock options and PSUs).

  Incentive plans that are based upon ESTIP targets that are approved by the Compensation Committee at the beginning of the applicable performance period, and that include a minimum profitability (EBT) threshold.

  A peer group of companies that is used to benchmark executive compensation levels and is carefully and objectively selected by the Compensation Committee.

  A robust share ownership and retention policy.

  An expansive pay recoupment policy to claw back compensation earned as a result of fraudulent or illegal conduct.

  An insider trading policy that prohibits speculative and hedging transactions in the company’s securities.

  “Double-triggers” for named executive officers to receive bonus and acceleration of outstanding equity awards in the event of a change-of-control transaction (unless the surviving corporation does not assume or continue such awards).

     Accordingly, pursuant to the requirements of the Dodd-Frank Act, the Board proposes that the stockholders approve the following resolution concerning executive compensation.

     RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

     The advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will be counted in the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. Although the vote is non-binding, our Board of Directors and the Compensation Committee will review the voting results when making future decisions about executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 3, 2014, by:

  all those known by us to be beneficial owners of more than 5% of our common stock;

  each Director and Director nominee;

  each of the executive officers named in the “Summary Compensation Table” (our named executive officers); and

  all of PetSmart’s executive officers and Directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options currently exercisable on or before June 2, 2014. These shares are not deemed outstanding for computing the percentage ownership of each other person. Beneficial ownership also includes shares of restricted common stock that are unvested as of April 3, 2014 and that are therefore subject to forfeiture. Percentage of beneficial ownership is based on 99,130,850 shares of our common stock outstanding as of April 3, 2014. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027.

	Beneficial Ownership
	Number of Shares	Percent of
	Beneficially Owned	Total
More Than 5% Stockholders
Longview Asset Management, LLC (1)	7,508,258	7.6%
222 N. LaSalle Street, Suite 2000
Chicago, IL 60601
The Vanguard Group, Inc. (2)	7,404,716	7.2%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (3)	5,380,486	5.4%
40 East 52nd Street
New York, NY 10022

Directors
Angel Cabrera (4)	11,817	*
Rita V. Foley (4)	23,468	*
Rakesh Gangwal (4)	43,586	*
Joseph S. Hardin, Jr. (4)(5)	35,038	*
Gregory P. Josefowicz (4)(6)	26,706	*
Richard K. Lochridge (4)(7)	12,764	*
Barbara Munder (4)	38,663	*
Elizabeth A. Nickels (4)	1,878	*
Thomas G. Stemberg (4)(8)	39,889	*

	Beneficial Ownership
	Number of Shares	Percent of
	Beneficially Owned	Total
Named Executive Officers
David K. Lenhardt** (9)	283,170	*
Robert F. Moran (9)	148,232	*
Carrie W. Teffner (9)	0	*
Lawrence P. Molloy (9)	0	*
Joseph D. O’Leary (9)	10,229	*
Bruce K. Thorn (9)	43,123	*
Donald Beaver (9)	4,681	*
All executive officers and Directors as
a group (23 persons) (10)	811,945	0.82%
____________________

*	Less than one percent.

**	Mr. Lenhardt also serves as a Director.

(1)	Based solely upon a Schedule 13D filed by Longview Asset Management, LLC on February 4, 2014, in which Longview Asset Management, LLC and certain affiliates reported that they had sole voting power over none of such shares, sole dispositive power over none of such shares, shared voting power over 7,508,258 of such shares, and shared dispositive power over 7,508,258 of such shares.

(2)	Based solely upon a Schedule 13G/A filed by The Vanguard Group, Inc., on February 11, 2014, in which The Vanguard Group, Inc., and certain affiliates reported that they had sole voting power over 164,739 of such shares, sole dispositive power over 7,249,877 of such shares, shared voting power over none of such shares, and shared dispositive power over 154,839 of such shares.

(3)	Based solely upon a Schedule 13G filed by BlackRock, Inc., on January 30, 2014, in which BlackRock, Inc., and certain affiliates reported that they had sole voting power over 4,466,137 of such shares, sole dispositive power over 5,380,486 of such shares, shared voting power over none of such shares, and shared dispositive power over none of such shares.

(4)	Includes shares of restricted common stock granted pursuant to the 2011 Plan. All such shares generally vest on the one year anniversary of the grant date and are subject to forfeiture in the event the Director ceases to be a member of the Board of Directors until such date. As of April 3, 2014, the following number of shares of restricted common stock held by our Directors were unvested: Mr. Cabrera – 1,643 shares; Ms. Foley – 1,643 shares; Mr. Gangwal – 1,643 shares; Mr. Hardin – 1,643 shares; Mr. Josefowicz – 1,643 shares; Mr. Lochridge – 1,643 shares; Ms. Munder – 1,643 shares; Ms. Nickels – 1,643 shares; and Mr. Stemberg – 1,643 shares. All Directors as a group 14,787 shares of unvested restricted common stock as of April 3, 2014.

(5)	Includes 500 shares of common stock held by the Judy Ridlen Trust of which Mr. Hardin is a trustee.

(6)	Includes 2,813 shares of common stock held by the Gregory P. Josefowicz Trust of which Mr. Josefowicz is a trustee.

(7)	Includes 7,611 shares of common stock held by the Lochridge Living Trust of which Mr. Lochridge is a trustee.

(8)	Includes 3,685 shares of common stock held by the Thomas Stemberg Trust of which Mr. Stemberg is a trustee.

(9)	Includes shares exercisable pursuant to vested stock options as of June 2, 2014, as follows: Mr. Lenhardt – 142,301; Mr. Moran – 0; Ms. Teffner – 0; Mr. Molloy – 0; Mr. O’Leary – 10,229; Mr. Thorn – 36,391; and Mr. Beaver – 0. All executive officers as a group held vested stock options to purchase 268,022 shares of common stock as of June 2, 2014.

(10)	See footnotes (4) through (9). Also includes 88,701 shares of common stock and 79,101 shares that are subject to stock options exercisable on or before June 2, 2014 beneficially owned by other executive officers of PetSmart.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of PetSmart. Officers, Directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended February 2, 2014, all Section 16(a) filing requirements applicable to our officers, Directors, and greater than 10% stockholders were met, except that Form 4s were inadvertently not filed in a timely manner for the following individuals to report one reportable event: Rita Foley, Rakesh Gangwal, Joseph Hardin, Gregory Josefowicz, Barbara Munder, Elizabeth Nickels and Thomas Stemberg.

EQUITY COMPENSATION PLAN INFORMATION

     All share numbers and information in the table and footnotes below are as of February 2, 2014.

			Number of Securities
			Remaining Available
			for Future Issuance Under
	Number of Securities to	Weighted Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column
Plan Category	(a)	(1) (b)	(c)
Equity compensation plans
approved by stockholders (2)	2,794,859	$49.25146	25,308,591 (3)
Equity compensation plans not approved by
stockholders (4)	430	24.95000	0
Total	2,795,289	$49.24773	25,308,591
____________________

(1)	Weighted average based upon outstanding options only.

(2)	The plans included in this row are the 2012 Employee Stock Purchase Plan, 2003 Equity Incentive Plan, 2006 Equity Incentive Plan, and 2011 Equity Incentive Plan. With respect to the 2012 Employee Stock Purchase Plan, 2,391,996 shares are available for issuance and are included in column (c). No amounts with respect to the 2012 Employee Stock Purchase Plan are included in columns (a) or (b).

(3)	Under the 2011 Equity Incentive Plan, we may grant stock bonuses, stock options, stock appreciation rights, and restricted stock for the full amount of the share reserve of 22,916,595. In the past, we have not granted any shares as a stock bonus. The amount in column (c) also includes 2,391,996 shares authorized for purchase under the 2012 Employee Stock Purchase Plan.

(4)	The shares reflected in this row are shares issued under the 1997 Equity Incentive Plan prior to its merger into and with the 2006 Equity Incentive Plan.

Equity Compensation Plans Not Approved by Stockholders

1997 Equity Incentive Plan

     Our Board of Directors adopted the 1997 Equity Incentive Plan, or the 1997 Plan, in May 1997. The 1997 Plan was not approved by our stockholders. The 1997 Plan provided for the grant of nonstatutory stock options, stock bonuses, and restricted stock to our employees, Directors, and consultants. In addition, shares of our common stock were issued to members of our Board of Directors, at their election, in lieu of cash payments for their Directors’ fees. As of April 25, 2014, no shares were subject to outstanding stock options, and no shares were subject to outstanding stock bonuses and unvested restricted stock. No additional stock awards were granted under the 1997 Plan following stockholder approval of the 2006 Equity Incentive Plan, or the 2006 Plan, at our 2006 Annual Meeting.

     Our Board of Directors, or a committee appointed by our Board, sets the terms of stock awards granted under the 1997 Plan subject to the terms of the plan. The exercise price of nonstatutory stock options granted under the 1997 Plan is not less than 100% of the fair market value of the stock subject to the option on the date of the grant. Options under the 1997 Plan generally terminate three months after termination of service for any reason other than death or disability. In no event may an option be exercised beyond the expiration of its maximum 10 year term. All outstanding awards under the 1997 Plan are fully vested.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Person Transaction Approval Policy

     PetSmart has adopted a written Related Person Transactions Policy that governs the review, approval or ratification of transactions between PetSmart or its subsidiaries and related persons (as defined by SEC rules). Under the policy, transactions involving related persons (including Directors, Director nominees, executive officers or their immediate family members) are reviewed by the Corporate Governance and Nominating Committee (or the full Board in the event that it is inappropriate for the Corporate Governance and Nominating Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Committee members). Transactions between PetSmart and all other associates are reviewed by the Chief Executive Officer. In reviewing a potential related person transaction, the Corporate Governance and Nominating Committee or Chief Executive Officer, as appropriate, considers all relevant facts and circumstances to determine whether such transaction is in, or not inconsistent with, the best interests of PetSmart and our stockholders.

     In addition, potential conflicts of interest involving Directors, senior officers, and employees are subject to the provisions and standards outlined in PetSmart’s Code of Ethics and Integrity, Corporate Governance and Nominating Committee Charter and Corporate Governance Guidelines.

     Each of the Code of Ethics and Integrity, Corporate Governance and Nominating Committee Charter, Corporate Governance Guidelines and Related Person Transactions Policy is available on PetSmart’s website at www.petm.com.

Related Person Transactions and Relationships

     During the fiscal year ending February 2, 2014, we did not have any reportable related person relationships.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the persons named on the proxy card to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Paulette R. Dodson Senior Vice President, General Counsel & Secretary

May 8, 2014

A copy of PetSmart’s Annual Report on Form 10-K for the fiscal year ended February 2, 2014, is available without charge through our website www.petm.com under Investor Materials and upon written request to: Investor Relations, PetSmart, Inc., 19601 North 27th Avenue, Phoenix, Arizona 85027.

PETSMART, INC.
19601 NORTH 27TH AVENUE
PHOENIX, ARIZONA 85027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 17, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 17, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M75437-P53691	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PETSMART, INC.

The Board of Directors recommends a vote FOR all the nominees listed.
			For	Against	Abstain
1.	Election of Directors

	1a.	Angel Cabrera	☐	☐	☐

	1b.	Rita V. Foley	☐	☐	☐

	1c.	Rakesh Gangwal	☐	☐	☐

	1d.	Joseph S. Hardin, Jr.	☐	☐	☐

	1e.	Gregory P. Josefowicz	☐	☐	☐

	1f.	David K. Lenhardt	☐	☐	☐

	1g.	Richard K. Lochridge	☐	☐	☐

	1h.	Barbara Munder	☐	☐	☐

	1i.	Elizabeth A. Nickels	☐	☐	☐

	1j.	Thomas G. Stemberg	☐	☐	☐

For address changes, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

The Board of Directors recommends a vote FOR Proposals 2 and 3.
		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2014 fiscal year ending February 1, 2015.	☐	☐	☐

3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

The Board of Directors has fixed the close of business on April 25, 2014, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 18, 2014. The Notice and Proxy Statement, Annual Report on Form 10-K and Letter to Stockholders
are available at www.proxyvote.com.

M75438-P53691

PETSMART, INC.
19601 NORTH 27TH AVENUE
PHOENIX, ARIZONA 85027

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2014

The undersigned hereby appoints Gregory P. Josefowicz or Paulette R. Dodson, acting individually, as proxy, with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of PetSmart, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Wednesday, June 18, 2014, at 1:30 P.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Four Seasons Hotel Chicago, 120 E. Delaware Place, Chicago IL 60611.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PROPOSALS 1, 2 AND 3 ARE PROPOSALS OF PETSMART, INC.

YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THIS PROXY CARD FOR VOTING BY INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON; OR, IF YOU PREFER, KINDLY MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF THE SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE